EXHIBIT 10.14
CONSENT TO SUBLEASE
     THIS CONSENT TO SUBLEASE (this “Consent”) is entered into as of the 3lst day of January, 2008, by and among TRANSWESTERN BRICKSTONE SQUARE, L.L.C., a Delaware limited liability company (“Landlord”), PALM, INC., a Delaware corporation (“Sublandlord”), and SIGE SEMICONDUCTOR, INC., a Delaware corporation (“Subtenant”).
W I T N E S S E T H:
     A. Andover Mills LLC (“Original Landlord”) entered into a lease with Sublandlord dated August 22, 2005 (the “Master Lease”), whereby Original Landlord leased to Sublandlord certain premises (the “Premises”) containing approximately 12,150 square feet of rentable area on the second floor of the building commonly known as 200 Brickstone Square, Andover, Massachusetts; and
     B. Landlord has heretofore succeeded to all of the right, title and interest of Original Landlord as the landlord under the Master Lease; and
     C. Sublandlord desires to sublet all of the Premises to Subtenant (the “Subleased Premises”) and Subtenant desires to lease the Subleased Premises from Sublandlord; and
     D. The terms of the Master Lease require the consent of Landlord to any such subletting and Landlord has agreed to grant such consent, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, Landlord hereby consents to the sublease of the Subleased Premises between Sublandlord a Subtenant pursuant to that certain Sublease dated as of December 11, 2007 (the “Sublease”), a copy of which Sublease is attached hereto and made a part hereof as Exhibit A, subject to the following terms and conditions:
     1. The Sublease shall be subject and subordinate at all times to all of the covenants, agreements, terms, provisions and conditions of the Master Lease and of this Consent. Neither Sublandlord nor Subtenant shall do or permit anything to be done in connection with the Sublease or Subtenant’s occupancy of the Subleased Premises which will violate the Master Lease or this Consent.
     2. This Consent shall not be deemed a consent to any amendment of the Sublease or to any future assignment of the Master Lease or sublease of all or any part of the Premises by Sublandlord. Sublandlord and Subtenant will not amend the Sublease, without the prior written consent of Landlord in each instance. Subtenant will not, without prior written consent of Landlord in each instance, assign the Sublease or sublet the Subleased Premises or any part thereof.
     3. Subtenant agrees that no alterations, additions or physical changes will be made in the Subleased Premises or any part thereof without Landlord’s prior written consent in each instance. All such permitted alterations, additions or physical changes shall remain upon and be surrendered with the Subleased Premises unless, prior to or upon the expiration or termination of the Sublease, Landlord shall give written notice to Subtenant to remove the same, in which event Subtenant shall remove such alterations, additions or physical changes within ten (10) days after the expiration or termination of the Sublease, and repair any damage to the Subleased Premises caused by the installation or removal thereof.
     4. Notwithstanding anything to the contrary contained in the Sublease, nothing contained in the Sublease or in this Consent shall enlarge or increase Landlord’s obligations or liabilities under the Master Lease or otherwise, and in the event of a default in the Master Lease which results in a termination thereof, and in the event of any other termination of the Master Lease pursuant to the terms thereof, the Sublease, Subtenant’s rights in the Subleased Premises, and Subtenant’s obligations under the Sublease (except to the extent such obligations would otherwise have survived the expiration of the Sublease) shall also automatically be terminated.
     5. Upon the execution of this Consent and the Sublease, Subtenant agrees to be fully bound and obligated under all the terms and conditions of the Master Lease with respect to the Subleased Premises except for the covenants and agreements of Sublandlord set forth therein with respect to the payment of “Base Rent”, “Taxes” and “Operating Costs” (as such terms are defined in the Master Lease) and, except as set forth in Section 6 below, other charges payable from Sublandlord to Prime Landlord. This Consent by Landlord shall not act to bind Landlord to perform any of the obligations of Sublandlord as may be provided in the Sublease.
     6. Sublandlord and Subtenant agree that Landlord may furnish to the Subleased Premises services requested by Subtenant other than or in addition to those to be provided under the Master Lease, and bill Subtenant directly for such services without notice to Sublandlord. Subtenant hereby agrees to pay to Landlord all amounts that may become due for such services on the due dates therefore. If Subtenant shall fail to make such payment, Sublandlord agrees to pay such amounts to Landlord upon demand as additional rent under the Master Lease.
     7. Subtenant agrees that it shall carry insurance during the entire term required to be carried by Tenant under the Master Lease. Landlord and Subtenant agree to have all physical damage or material damage insurance which may be carried by either of them, and Subtenant agrees to have all business interruption insurance which it carries, endorsed to provide that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of the Master Lease, but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property or damages as a result of business interruption. Notwithstanding the foregoing or anything contained in this Consent to the contrary, any release and any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release and waiver is to invalidate insurance coverage or increase the cost thereof (provided that, in the case of increased cost, the other party shall have the right, within ten (10) days following written notice, to pay such increased cost keeping such release and waiver in full force and effect).

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     8. Sublandlord and Subtenant agree that, in the event Sublandlord is in default beyond applicable periods of notice and cure with respect to any of its obligations under the Master Lease, Subtenant shall, upon receipt of written notice from Landlord delivered to the Subleased Premises, pay to Landlord all rents as and when due under the Sublease for application against Sublandlord’s obligations under the Master Lease. No acceptance of rent payments under the Sublease by Landlord shall be deemed to waive Landlord’s rights and remedies against Sublandlord or to obligate Landlord to perform Sublandlord’s obligations under the Sublease.
     9. Sublandlord and Subtenant each agree to promptly deliver to Landlord at the office of the Building copies of all notices received or sent by such party in connection with the Sublease.
     10. Sublandlord hereby represents to Landlord that the Sublease attached hereto as Exhibit A (a) is a correct and complete copy of the document it purports to be, and (b) contains the entire agreement and understanding between Sublandlord and Subtenant with regard to the subject matter contained therein, specifically including without limitation, all agreements concerning rent and other consideration payable by Subtenant to Sublandlord for the Subleased Premises. Sublandlord and Subtenant represent and warrant that Sublandlord is not receiving a net profit in connection with the Sublease.
     11. Sublandlord and Subtenant acknowledge and agree that the Subleased Premises contain 12,150 square feet of rentable area.
     12. Sublandlord shall indemnify, defend and hold harmless Landlord, its members and their respective members. partners, officers, directors, employees and agents, from and against any and all liabilities and claims for brokerage commissions and fees arising out of or in connection with the Sublease of the Subleased Premises.
     13. Sublandlord shall, upon demand, reimburse Landlord for all costs and expenses (including, without limitation, reasonable fees paid to consultants, if any, and attorneys’ fees) incurred by Landlord in connection with Landlord’s consideration and documentation of its consent to the Sublease to the extent that such costs and expenses do not exceed One Thousand Dollars ($1,000).
     14. This Consent shall not be changed orally but only by an agreement in writing signed by all parties hereto.
     15. This Consent is not intended to nor shall it be construed as a release of Sublandlord from any of Sublandlord’s obligations to Landlord as tenant under the Master Lease nor shall this Consent be deemed to consent to any subsequent assignment, subletting, occupation or use of the Subleased Premises or any portion thereof by another person or entity.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Consent to Sublease to be duly executed as of the day and year first above written.

SUBLANDLORD: PALM, INC., a Delaware corporation
By:	/s/ Andy Brown
	Name:	Andy Brown
	Title:	Sr. V.P. & C.F.O.

SUBTENANT: SIGE SEMICONDUCTOR, INC., a Delaware corporation
By:	/s/ William H. Burke
	Name:	William H. Burke
	Title:	CFO

LANDLORD: TRANSWESTERN BRICKSTONE SQUARE, L.L.C., a Delaware limited liability company
By:	Transwestern Investment Company, L.L.C., its agent

By:	/s/ Joseph P. Concapcion
	Name:	Joseph P. Concapcion
	Title:	Senior Vice President

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EXHIBIT A
COPY OF THE SUBLEASE
SUBLEASE
     THIS SUBLEASE (this “Sublease”) is made as of the 11th day of December, 2007 by and between PALM, INC., a Delaware corporation with an address of 950 W. Maude Avenue, Sunnyvale, CA 94085-2801, Attn: Director Global Real Estate (“Sublandlord”), and SIGE SEMICONDUCTOR, INC., a Delaware corporation with an address of 100-1050 Morrison Dr., Ottawa, Ontario, Canada, K2H 8K7 (“Subtenant”).
REFERENCE INFORMATION
A. Reference is made to a Lease dated August 22, 2005 between Sublandlord, as “Tenant,” and Transwestern Brickstone Square, L.L.C., a Delaware limited liability company (as successor to Andover Mills LLC, a Delaware limited liability company) as “Landlord” (“Prime Landlord”), (the “Prime Lease”), for certain premises consisting of approximately 12,150 rentable square feet of space on the second floor within the building known as 200 Brickstone Square, Andover, Massachusetts, as more particularly described in the Prime Lease (the “Premises”).
B. Sublandlord and Subtenant have agreed that Sublandlord will sublet to Subtenant the entire Premises for a term commencing on February 1, 2008, and ending on March 31, 2011, unless extended or sooner terminated as set forth below, subject to the terms and conditions hereinafter set forth; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and for the mutual covenants contained herein, the parties hereby agree as follows:
1.	Condition Precedent; Incorporation; Term.
(a) A condition precedent to the effectiveness of this Sublease is the written consent of the Prime Landlord to this Sublease.
(b) Subject to the applicable provisions of Section 30(t) below, prior to the commencement of the Sublease Term (as defined below) Sublandlord shall (i) execute and deliver to Subtenant a current Bill of Sale substantially in the form of Exhibit D with respect to the furniture and equipment listed in Schedule B-l (the “Transferred Personal Property”), and (ii) execute and deliver to Subtenant’s designated attorney to be held in escrow an undated Bill of Sale substantially in the form of Exhibit D with respect to the furniture and equipment listed in Schedule B-2 (the “Leased Personal Property”).
(c) The Reference Information set forth above is incorporated in this Sublease as if fully set forth herein.
(d) Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises, together with any and all rights appurtenant thereto, as set forth in the Prime Lease, for a term (the “Sublease Term”) commencing on February 1st, 2008 (the “Commencement Date”) and ending on March 31, 2011, unless extended or earlier terminated as set forth below (the “Expiration Date”). Subtenant’s appurtenant rights include all parking right under Section 15.2 of the Prime Lease.
(e) From and after Monday December 17, 2007, and through the commencement of the Sublease Term, Subtenant shall have access to the Premises for the purposes of installing and constructing Subtenant’s furniture, cable and wiring subject to all of the terms and conditions of this Sublease, but without the obligation to pay Base Rent, but with the obligation to pay for electricity and telecom charges as provided below.
(f) Upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Premises in the same broom-clean and good order, repair and condition as they are in on the Commencement Date, provided however, that (i) ordinary wear and tear, (ii) loss by condemnation and casualty, and (iii) those alterations and improvements to the Premises made by or on behalf of Subtenant and approved by Sublandlord and Prime Landlord to remain at the end of the Sublease Term are excepted. At its sole cost and expense, Subtenant shall repair any damage to the Premises caused by Subtenant’s use thereof, or by the removal of Subtenant’s property therefrom.
(g) Provided that Subtenant has satisfied the following conditions before January 1, 2011, then Subtenant shall have the option to extend the Sublease Term by one month to April 30, 2011 (which date shall then be deemed the Expiration Date) to be coterminous with the Prime Lease (the “Extension Option”). The Extension Option is subject to the following listed conditions: (i) Subtenant shall have entered into a direct agreement with Prime Landlord for occupancy of the Premises following expiration of the Prime Lease and shall provide a copy of such direct agreement to Sublandlord, (ii) Prime Landlord shall have released Sublandlord (y) for any liability for holdover after the expiration of the Prime Lease due to Subtenant’s occupancy of the Premises, and (z) for any responsibility for restoration or repair of the Subleased Premises at the expiration of the Prime Lease, (iii) Subtenant shall tender payment of $16,706.25 as payment of Base Rent for the month of April 2011, (iv) Subtenant shall not be in default of any provision of this Sublease, and (v) Subtenant shall provide Sublandlord with timely written notice of the election to exercise the Extension Option along with all required documentation and payments.
2.	Rent. Subtenant shall pay to Sublandlord base rent (“Base Rent”) in the amounts set forth in the following table:

Time Period	Annual Rate of Base Rent	Monthly Payment of Base Rent
2/1/2008-7/30/2008	None	None
8/1/2008-12/31/2008	$167,670.00	$13,972.50
1/1/2009-12/31/2009	$182,250.00	$15,187.50
1/1/2010-12/31/2010	$194,400.00	$16,200.00

Time Period	Annual Rate of Base Rent	Monthly Payment of Base Rent
1/1/2011-3/31/2011	$200,475.00	$16,706.25
4/1/2011-4/30/2011*	$200,475.00	$16,706.25

*	If option to extend is exercised under Section 1(e) above.
Base Rent shall be payable to Sublandlord, partial months to be prorated on a daily basis, on the first (1st) day of each month in advance by check drawn on a domestic bank, and shall be paid without prior demand therefor and without any deduction or setoff whatsoever. Upon execution hereof, Subtenant shall pay to Sublandlord the first month’s installment of Base Rent, and Base Rent for any partial month at the beginning of the Sublease Term. It is the intention of the parties hereto that the obligations of Subtenant hereunder shall be separate and independent covenants and agreements, that Rent shall continue to be payable in all events and that the obligations of Subtenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Sublease.
3.	Security Deposit. Subtenant shall deposit with Sublandlord upon execution hereof the amount of Ninety Five Thousand and 00/100 Dollars ($95,000.00) as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder (the “Security Deposit”). After a Subtenant Event of Default, Sublandlord may apply the Security Deposit, or any part thereof, to Sublandlord’s damages without prejudice to any other Sublandlord remedy. Should the entire Security Deposit, or any portion thereof, be applied by Sublandlord in accordance with the provisions hereof, Subtenant shall forthwith upon demand pay to Sublandlord an amount sufficient to restore such Security Deposit to the amount thereof prior to such application. Sublandlord shall have the same rights and remedies for the non-payment by Subtenant of any amounts due on account of the Security Deposit as Sublandlord has hereunder for failure of the Subtenant to pay Base Rent, Additional Rent (hereinafter defined) and other charges (collectively, “Rent”). Provided that Subtenant is not then in default, Sublandlord shall return the Security Deposit or so much thereof as shall not have previously been applied in accordance with the provisions of this Sublease, to Subtenant within thirty (30) days following the expiration or earlier termination of the Sublease and performance by Subtenant of all of the obligations of Subtenant to be performed hereunder, including, without limitation, the surrender of the Premises in compliance with the provisions hereof and the payment of all amounts payable by Subtenant.
(a) As an alternative to the payment of the Security Deposit in cash, Subtenant may deliver to Sublandlord an irrevocable letter of credit as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder, which letter of credit shall (i) name Sublandlord as beneficiary, (ii) be in the original face amount of Ninety Five Thousand and 00/100 Dollars ($95,000.00), (hi) be in the form attached hereto as Exhibit C and incorporated herein; (iv) issued by a bank with a credit rating of not less than S&P AA, or as otherwise reasonably acceptable to Sublandlord; and (v) be for a term of at least one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). In the event that Subtenant fails to keep and perform any of the terms, covenants and conditions of this Sublease to be kept and performed by Subtenant, then Sublandlord at its sole option may draw down all or a part of the Letter of Credit to compensate Sublandlord for loss or damage sustained or suffered by Sublandlord due to such breach on the part of Subtenant. Should Sublandlord so apply all or any portion of the Letter of Credit, Subtenant shall, upon Sublandlord’s demand, deliver to Sublandlord a replacement Letter of Credit in the full original amount, and Subtenant’s failure to do so within two (2) business days after receipt of such demand shall constitute a Subtenant Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Subtenant under this Sublease shall not deprive Sublandlord of any other rights or remedies Sublandlord may have nor shall such application by Sublandlord constitute a waiver by Sublandlord. All costs for the issuance (or reissuance) of said Letter of Credit shall be paid by Subtenant. In the event of an assignment of the tenant’s interest under the Prime Lease, Sublandlord shall have the right to transfer the Letter of Credit to the assignee of such interest. Subtenant agrees to look solely to such assignee for the return of the Letter of Credit and thereupon Sublandlord shall be discharged from any further liability with respect thereto.
(b) The Letter of Credit shall contain a clause whereby the issuing bank agrees to automatically extend the term of the Letter of Credit from year to year throughout the Sublease Term unless, not less than thirty (30) days prior to the date on which the Letter of Credit would expire absent such extension, the issuing bank gives notice to Sublandlord by hand delivery or nationally recognized overnight courier with receipted delivery of non-extension. In the event of notice from the issuing bank of non-extension, Subtenant shall, not later than five (5) business days prior to the date on which the outstanding Letter of Credit shall expire without extension, obtain and deliver to Sublandlord a replacement Letter of Credit. Subtenant’s failure to do so prior to such five (5) business day period shall constitute a Subtenant Event of Default hereunder.
(c) In the event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Sublandlord reserves the right to require that Subtenant change the issuing bank or institution to another bank or institution reasonably approved by Sublandlord. If the bank or institution on which the original Letter of Credit or any replacement Letter of Credit is drawn is declared insolvent or placed into receivership, Subtenant shall, within five (5) business days thereafter, replace the then-outstanding letter of credit with a like letter of credit from another bank or institution acceptable to Sublandlord and Prime Landlord. Subtenant’s failure to do so within such five (5) business day period shall constitute a Subtenant Event of Default hereunder.
(d) The Letter of Credit shall remain in effect for ninety (90) days after the scheduled expiration date of the Sublease Term. If Subtenant performs all of Subtenant’s obligations hereunder, the Letter of Credit, or so much of the cash proceeds thereof as has not theretofore been applied by Sublandlord, shall be returned, without payment of interest or other increment for its use, to Subtenant within thirty (30) days of the later of (i) the last day of the Sublease Term, (ii) the date Subtenant vacated the Premises, or (iii) the date Subtenant has fulfilled all its obligations hereunder. No trust relationship is created herein between Sublandlord and Subtenant regarding the Letter of Credit or the proceeds therefrom.
(e) Provided that (i) at the time there is no outstanding and continuing Subtenant Event of Default, (ii) there has been no prior draw or charge by Sublandlord against either the Security Deposit or the Letter of Credit, and (iii) the Subtenant has satisfied the Financial Condition as defined immediately below, then the amount of the Security Deposit shall be reduced to the corresponding amounts set forth in the table below on the corresponding dates. If Subtenant elects to provide a Letter of Credit, then the Letter of Credit may provide for an automatic reduction in its amount corresponding to the reduction in the Security Deposit, but occurring thirty (30) days after the date of reduction of the Security Deposit, provided that if conditions above are not satisfied on the relevant date for reduction of the Security Deposit, then Sublandlord may draw against the Letter of Credit in order to prevent the automatic reduction in its amount. The “Financial Condition” shall be defined as the satisfaction of the following criteria as documented by Subtenant’s updated financial statements delivered to Sublandlord and certified as accurate by an officer of Subtenant or by its outside accountants: a tangible net worth equal to or greater than the net worth of Subtenant in the financial statements delivered to Sublandlord by Subtenant immediately prior to the date of this Sublease.

Dates	Amount of Security Deposit
Commencement Date through December 31, 2008	$95,000.00
January 1, 2009 through December 31, 2009	$70,000.00
January 1, 2010 through Expiration Date	$47,500.00
4.	Additional Rent. Subtenant agrees to pay to Sublandlord, as “Additional Rent” hereunder and without any deduction or setoff whatsoever, 100% of the amounts paid with respect to “Operating Costs” (as defined in the Prime Lease) above the amounts paid for calendar year 2008, and 100% of the amounts paid with respect to “Taxes” (as defined in the Prime Lease) above the amounts paid for fiscal year 2008 (i.e. July 2007 through June 2008). Sublandlord shall provide Subtenant with all documentation furnished to Sublandlord by Prime Landlord under the Prime Lease with respect to Operating Costs and Taxes (the “Statement of Expenses”). Subtenant shall make monthly payments to Sublandlord on account of Prime Landlord’s estimation of amounts payable by Subtenant with respect to Operating Costs and Taxes in the same manner and at the same time as Base Rent is paid hereunder. Subtenant may, within 90 days after receiving Sublandlord’s Statement of Expenses, give Sublandlord written notice (“Review Notice”) that

Subtenant intends to review Sublandlord’s records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Sublandlord shall make all pertinent records available for inspection that are reasonably necessary for Subtenant to conduct its review. If any records are maintained at a location other than the office of the Building, Subtenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. Within 60 days after the records are made available to Subtenant, Subtenant shall have the right to give Sublandlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Sublandlord’s Statement of Expenses for that year. If Subtenant fails to give Sublandlord an Objection Notice within the 60 day period or fails to provide Sublandlord with a Review Notice within the 90 day period described above, Subtenant shall be deemed to have approved Sublandlord’s Statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Subtenant provides Sublandlord with a timely Objection Notice, Sublandlord and Subtenant shall work together in good faith to resolve any issues raised in Subtenant’s Objection Notice. If Sublandlord and Subtenant determine that Expenses for the calendar year are less than reported, Sublandlord shall provide Subtenant with a credit against the next installment of Rent in the amount of the overpayment by Subtenant. The records obtained by Subtenant shall be treated as confidential.

5.	Subtenant Obligations Under Prime Lease. During the Sublease Term, Subtenant agrees to perform, fulfill, and observe all of the covenants, agreements, obligations, conditions, representations, warranties, terms and provisions imposed upon Sublandlord, as Tenant, under the Prime Lease, except for the covenants and agreements of Sublandlord set forth therein with respect to the payment of “Base Rent”, “Taxes” and “Operating Costs” (as such terms are defined in the Prime Lease) and other charges payable from Sublandlord to Prime Landlord (unless incurred directly by Subtenant).

6.	Use. Subtenant shall use the Premises for (a) general office use, and (b) (subject to compliance with applicable zoning, building code and environmental regulations as provided in the Prime Lease) research and development activities related to integrated circuits, electronic modules and test fixtures.

7.	Condition of Premises. Sublandlord shall deliver the Premises to Subtenant free and clear of other tenants and personal property except as may be otherwise agreed to by the parties, and in broom clean condition. Subtenant is satisfied with the condition of the Premises, and hereby accepts the Premises in their “AS IS” condition, in the same condition as they are in on the date hereof, reasonable wear and tear excepted, without representations or warranties, express or implied, in fact or by law, of any kind, without any recourse to Sublandlord. Sublandlord shall have no obligation to repair, maintain or replace any portion of the Premises.

8.	Utilities. Subtenant shall be responsible to pay the costs of all utilities consumed at the Premises, including without limitation the costs of electricity and telephone and internet services, directly to the applicable service provider.

9.	Subordinate to Prime Lease. This Sublease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to the Prime Lease, which Prime Lease (in redacted form) is attached hereto as Exhibit A and incorporated herein. Subtenant acknowledges notice and full knowledge of all of the terms, covenants and conditions of the Prime Lease. In the event of any inconsistency between the provisions of this Sublease and the Prime Lease, Subtenant agrees that it shall be bound by the (i) any specific terms of this Sublease which override the Prime Lease as incorporated herein, or (ii) the terms of the Prime Lease for any matter which is not specified by this Sublease.

10.	Prime Lease. Subject to the extent of any specific and contrary terms of this Sublease, the terms and conditions of the Prime Lease are hereby incorporated by reference and made a part hereof, meaning that, as applicable, references to “Tenant” therein shall be deemed to be “Subtenant” hereunder, references to “Landlord” therein shall be deemed to be “Sublandlord” hereunder, and such other terms shall be deemed modified as may be appropriate in the given context, provided (i) Prime Landlord shall continue to have all rights set forth in the Prime Lease (notwithstanding the fact that Sublandlord shall also have the same rights under this Sublease), and (ii) Sublandlord shall not be deemed to have assumed any of the obligations of Prime Landlord as a result of the incorporation of the Prime Lease. Capitalized terms which are defined in the Prime Lease and are not otherwise defined herein shall have the same meanings as in the Prime Lease. Except as expressly set forth in this Sublease, Subtenant shall have no early termination option, option to expand the Premises, or any right to extend the term of the Sublease notwithstanding Sections 4.1 and 29 of the Prime Lease.

11.	Termination. This Sublease shall terminate upon the expiration or termination of the Prime Lease for any reason whatsoever, without any liability therefor on the part of Sublandlord to Subtenant with the same force and effect as if the date of such termination had been provided expressly in this Sublease as the day of the expiration hereof. Subtenant shall be released from all covenants, agreements, obligations, conditions, representations, warranties, terms and provisions under the Prime Lease upon termination of the Prime Lease as a result of a breach thereof by Sublandlord unless such breach shall first arise as a result of a breach of Subtenant’s obligations hereunder. Section 26 below sets forth specific provisions related to termination of this Sublease by Sublandlord in the event of a casualty. Sublandlord shall (i) use commercially reasonable efforts to perform its obligations under the Prime Lease and not to cause a termination of the Prime Lease due to a breach of Sublandlord (unless such breach shall first arise as a result of a breach of Subtenant’s obligations hereunder), and (ii) not enter into a consensual agreement with the Prime Landlord to terminate the Prime Lease prior to the Expiration Date without the consent of Subtenant.

12.	Services. Notwithstanding any provision of this Sublease to the contrary, the only services and rights with respect to the Premises to which Subtenant is entitled hereunder (other than those for which Prime Landlord and Subtenant contract separately) are those to which Sublandlord is entitled under the Prime Lease, and for all such services and rights, Subtenant will look solely through Sublandlord to Prime Landlord under the Prime Lease. The failure of the Prime Landlord to perform its obligations under the Prime Lease shall not be deemed a default by Sublandlord under this Sublease and Subtenant shall not have the right to terminate this Sublease unless Sublandlord elects to terminate the Prime Lease. Except to the extent due to the gross negligence or willful misconduct of Sublandlord, Sublandlord shall have no liability for interruption of services provided to the Premises. Subtenant shall promptly pay all costs charged by Prime Landlord to Subtenant for any services provided outside the terms of the Prime Lease.

13.	Taxes. Subtenant shall be solely responsible for the payment prior to delinquency of all personal property taxes, assessments and other similar fees or charges attributable to Subtenant’s equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises.

14.	Insurance. Subtenant shall, throughout the Sublease Term, at its own expense, keep and maintain in full force and effect the insurance required under Section 9.1 of the Prime Lease and otherwise in accordance with the terms thereof. In addition, Subtenant shall name Sublandlord and Prime Landlord as additional insureds on all liability policies carried by Subtenant. On or before the time Subtenant’s or any of Subtenant’s agents, employees and/or contractors (collectively, “Subtenant Parties”) shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Subtenant shall deliver to Sublandlord either original copies of each of the policies required to be carried by Subtenant hereunder issued by the respective insurers, or binders thereof setting forth in full the provisions thereof (including without limitation the additional insured and waiver of subrogation endorsements) and issued by such insurers together with evidence satisfactory to Sublandlord of the payment of all annual premiums for such policies, and upon request of Sublandlord, Subtenant shall deliver to Prime Landlord original copies of Subtenant’s insurance policies or binders thereof.

15.	Release; Waivers of Subrogation. Sublandlord and Subtenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other, its agents, officers, servants, partners, shareholders, or employees for any loss or damage that may occur to the Premises or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause of origin, which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained hereunder, whether or not such insurance coverage is actually being maintained and regardless of the cause or origin, including, in every instance, negligence by the other party hereto, its agents, officers, partners or employees. Sublandlord and Subtenant each agrees to cause appropriate clauses to be included in their property insurance policies necessary to implement the foregoing provisions.

16.	Enforcement of Prime Lease. Sublandlord hereby agrees that if Subtenant shall give Sublandlord a written notice claiming that Prime Landlord is not performing, fulfilling or observing Prime Landlord’s covenants, agreements and obligations contained in the Prime Lease, setting forth with reasonable specification and detail the nature of such non-performance, and requesting Sublandlord to seek performance by Prime Landlord, Sublandlord will, with reasonable promptness, request Prime Landlord to so perform, fulfill or observe Prime Landlord’s covenants, agreements and obligations contained in the Prime Lease. Sublandlord shall, to the extent necessary but at Subtenant’s sole cost and expense, institute an action to compel such performance, but shall not be liable to Subtenant for any continued failure by Prime Landlord to perform or observe its covenants, agreements and obligations contained in the Prime Lease.

17.	Payments by Sublandlord. Subtenant shall not be entitled to any payment from Sublandlord under this Sublease unless a similar payment of equal amount is made by Prime Landlord under the Prime Lease to Sublandlord. Subtenant shall not be entitled to any deduction under this Sublease from Rent herein unless and until a similar deduction in equal amount is allowed and made under the Prime Lease by Prime Landlord to Sublandlord.

18.	Limitation of Sublandlord’s Liability. Without limiting the generality or application of Section 15 hereof, Subtenant agrees for itself and each succeeding holder of the Subtenant’s interest hereunder, or any portion thereof, that any judgment, decree, or award obtained against Sublandlord or any succeeding owner of Sublandlord’s interest in this Sublease, whether at law or in equity, shall be satisfied out of Sublandlord’s assets only, and further agrees to look only to such assets for satisfaction, and in no event shall any trustee, partner, officer, director, employee, shareholder or agent of Sublandlord have any liability with respect to any such claim.

19.	Compliance with Insurance. Subtenant shall not do, or suffer to be done, or keep, or suffer to be kept, or omit to do, in, upon or about the Premises, anything which may prevent or limit Sublandlord’s ability to obtain any insurance on the Premises or which may make void or voidable such insurance. If anything should be kept upon or omitted to be done, in, upon or about the Premises which shall create any extra premium for or increase in the rate of any such insurance, Subtenant will pay the increased cost of the same to Sublandlord upon demand.

20.	Default Under Sublease or Prime Lease. (a) The occurrence of any one or more of the following events shall constitute a “Subtenant Event of Default” hereunder:

(i) the failure by Subtenant to make any payment of Rent, as and when due (for the first instance of a Subtenant Event of Default for late payments under this Clause (i) of Section 20(a) within any twelve (12) month period a Subtenant Event of Default will not be deemed to occur if Subtenant pays the overdue payment within three (3) days of written notice from Sublandlord that such payment is overdue (no notice shall be required for the second and subsequent late payments within any twelve (12) month period)); (ii) if Subtenant shall fail to maintain any insurance required hereunder; (iii) if Subtenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 3 above; (iv) if Subtenant shall fail to observe or perform any of the covenants or provisions of this Sublease to be observed or performed by Subtenant, other than as specified above, and such failure continues for more than fifteen (15) days after notice thereof from Sublandlord; provided, further, that if the nature of Subtenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then no Subtenant Event of Default shall be deemed to have occurred if Subtenant shall commence such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion provided the default is cured no later than forty-five (45) days from the date of such notice from Sublandlord.
(b) Upon the occurrence of a Subtenant Event of Default, Sublandlord may either (i) cure such default (and shall be entitled to full reimbursement from Subtenant of its reasonable costs incurred in connection therewith together with interest at the default rate of interest specified in Section 22.4 of the Prime Lease, payable within ten (10) days of receipt of an invoice therefor), or (ii) elect to terminate this Sublease by written notice to Subtenant and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement, including without limitation all rights and remedies against Subtenant in the case of a Subtenant Event of Default provided to Prime Landlord in the Prime Lease in the case of a default by the “Tenant” thereunder, and without prejudice to Subtenant’s liability for damages as hereinafter stated), this Sublease shall terminate as of the date specified therein as though that were the Expiration Date. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Sublandlord may, forcibly if necessary, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; remove Subtenant’s property; and expel Subtenant and those claiming under Subtenant; and Subtenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. The words “re-entry” and “re-enter” as used in the Lease are not restricted to their technical legal meanings.
(c) In the case of termination of this Sublease in according with Section 20(b) above, Subtenant shall pay to Sublandlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Sublandlord as damages, the amount of the aggregate of Rent over the period commencing with such termination and ending on the

Expiration Date, together with such reasonable expenses as Sublandlord may incur for legal expenses, attorneys’ fees, brokerage and/or putting the Premises in good order, or for preparing the same for re-rental. Sublandlord, at its option, may make alterations, repairs, or replacements in the Premises as Sublandlord deems reasonably necessary in order to re-sublet the Premises. Subtenant hereby expressly waives any and all rights of redemption in the event Subtenant is evicted or dispossessed.
(d) The specified remedies to which Sublandlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Sublandlord may at any time be lawfully entitled, and Sublandlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
(e) Subtenant hereby acknowledges that late payment by Subtenant to Sublandlord of Rent and other sums due hereunder will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if Sublandlord has not received when due any installment of Rent, Subtenant shall pay to Sublandlord a late charge equal to five-hundred dollars ($500.00) for each and every late payment. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Sublandlord will incur by reason of late payment by Subtenant. In addition, any installment of Rent not paid within thirty (30) days of when due hereunder shall bear interest from the due date of such installment to the date paid in full at the default rate of interest specified in Section 22.4 of the Prime Lease. Acceptance of such late charge or default interest, or both, by Sublandlord shall in no event constitute a waiver of Subtenant’s default with respect to such overdue amount, nor prevent Sublandlord from exercising any of the other rights and remedies granted hereunder.
21.	Alterations. Notwithstanding anything to the contrary contained in the Prime Lease, Subtenant shall not make any alterations or modifications to the Premises without the prior written consent of Sublandlord, which consent may be given or withheld in Sublandlord’s sole discretion. Any alterations permitted hereunder shall be made at Subtenant’s sole cost and expense, subject to the terms and conditions applicable to the making of alterations to the Premises set forth in the Prime Lease, including without limitation the insurance required under Article 13 of the Prime Lease. Notwithstanding the foregoing, provided that Prime Landlord consents, and provided that Subtenant provides reasonable assurance that the Premises will be restored as required by the Prime Lease at the end of the Sublease Term (including without limitation that payment of a reasonable additional security deposit to Sublandlord), then Sublandlord shall not unreasonably withhold its consent to any alterations proposed by Subtenant.

22.	Signs. Notwithstanding anything to the contrary contained in the Prime Lease, Subtenant may not place any signs on the exterior of the Premises or any window or door signs without Prime Landlord’s and Sublandlord’s prior written consent, which consent with respect to Sublandlord, not to be unreasonably withheld, conditioned or delayed.
23.	Bankruptcy — Receivership. Subtenant agrees that if Subtenant shall make any assignments for the benefit of creditors or shall be adjudged bankrupt, or if a receiver is appointed for Subtenant, its assets, or Subtenant’s interest under this Sublease, and if the appointment of such receiver, if involuntary, is not vacated within thirty (30) days, or if Subtenant shall file or have filed against it a petition under any of the provisions of the U. S. Bankruptcy Code or any amendment thereof, and such petition, if involuntary, is not vacated within thirty (30) days, then Sublandlord may, upon giving Subtenant ten (10) days’ notice, terminate this Sublease.

24.	Transfer of Interest. Notwithstanding anything in the Prime Lease to the contrary, Subtenant shall not assign, sublet, mortgage, license, transfer or encumber this Sublease or the Premises, nor permit the Premises to be occupied by any person other than Subtenant in whole or in part whether by changes in the ownership or control of Subtenant, or any direct or indirect owner of Subtenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, nor permit the Premises to be occupied by any person other than Subtenant (each of the foregoing, a “Transfer”) without (i) the prior written consent of Sublandlord, and (ii) the consent of Prime Landlord if required by the Prime Lease. Sublandlord’s approval of any proposed Transfer shall be governed by the provisions of Article 18 of the Prime Lease as incorporated under Section 10 above.

Permitted Tenant Transfers. Notwithstanding the foregoing, the issuance or trading of Subtenant’s stock which is listed on a domestic national securities exchange is permitted without Sublandlord’s consent and shall not be deemed an assignment of this Sublease. Notwithstanding the foregoing, Subtenant may, without the need for Sublandlord’s consent, but only upon not less than ten (10) days prior notice to Sublandlord, assign its interest in this Sublease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Subtenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Subtenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Subtenant named in Section 1.1 as of the Date of this Sublease or the net worth of Subtenant named in Section 1.1 immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”‘) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Subtenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Subtenant’s interest in this Sublease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this paragraph, (II) if such assignment is structured as multiple transactions, then it must also qualify as a Permitted

Assignment if the transaction were structured as a direct assignment from the original Subtenant named in Section 1.1 to the final resulting successor Subtenant, (III) except if pursuant to a Merger permitted by clause (i) above, Subtenant shall, contemporaneously with such assignment, provide Sublandlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this paragraph and shall include an agreement by the assignee in form reasonably satisfactory to Sublandlord, to assume all of Subtenant’s obligations under this Sublease and be bound by all of the terms of this Sublease, (IV) in the case of an actual or deemed assignment pursuant to clause (i), Subtenant shall provide Sublandlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Sublandlord of the Required Net Worth of the successor or purchaser, and (V) there shall not be a Subtenant Event of Default at the effective date of such assignment. Subtenant shall also be permitted, without the need for Sublandlord’s consent, but only upon not less than ten (10) days prior notice to Sublandlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Any assignment to an Affiliate shall provide that it may, at Sublandlord’s election, be terminated and deemed void if during the term of this Sublease such assignee or any successor to the interest of Subtenant hereunder shall cease to be an Affiliate.

25.	Compliance with Law. Subtenant shall comply with all statutes, ordinances, rules, orders, regulations or requirements, including environmental regulations, which must be complied with due to Subtenant’s operations or use of the Premises.

26.	Casualty and Condemnation. Notwithstanding any obligation Sublandlord may have to rebuild or restore the Premises under the Prime Lease, it is specifically understood and agreed that Sublandlord shall have no obligation to Subtenant to repair or restore the Premises, whether in the event of fire or other casualty or otherwise, and Sublandlord shall have no obligation to Subtenant if all or part of the Premises are taken in condemnation proceedings or by any right of eminent domain. In the event of a casualty or condemnation, the Sublandlord specifically reserves its right to elect to terminate the Prime Lease pursuant to Sections 16.2(b) or 17(a) of the Prime Lease, respectively which may be exercised or waived in its sole discretion. If and to the extent Sublandlord receives an abatement of rent pursuant to the Prime Lease due to a casualty or condemnation, then Subtenant shall receive an equivalent and proportional abatement of rent under this Sublease (for example, if 50% of the per diem rent under the Prime Lease is abated for 30 days due to a casualty, then 50% of the per diem rent under this Sublease shall be abated for 30 days).

27.	Personal Property. All furnishings, fixtures, equipment, effects and property of every kind, nature and description of Subtenant and of all persons claiming by, through or under Subtenant which, during the Sublease Term or any occupancy of the Premises by Subtenant or anyone claiming under Subtenant, may be on the Premises, shall be at the sole risk and hazard of Subtenant.

28.	Indemnification.
(a) To fullest extent permitted by applicable law, Subtenant hereby agrees to defend, indemnify and hold harmless Sublandlord and its employees, agents, contractors, guests, licensees or invitees (the “Sublandlord Indemnitees”‘) from and against all Claims of any nature whatsoever arising out of (i) the injury to or death of any person or damage to property, in, upon, or at the Premises, (ii) the injury to or death of any person or damage to property, to the extent caused by the acts or omissions of Subtenant, its employees, agents, contractors, guests, licensees or invitees during the Sublease Term; and (iii) the breach by Subtenant of any of its covenants hereunder.
(b) Subject to the overriding provisions of the waiver of subrogation in Section 15 hereof, Sublandlord hereby agrees to defend, indemnify and hold harmless Subtenant and its employees, agents, contractors, guests, licensees or invitees (the “Subtenant Indemnitees”) from and against all Claims of any nature whatsoever arising out of the injury to or death of any person or damage to property on or about the Premises or the Building, to the extent caused by the acts or omissions of Sublandlord, its employees, agents, contractors, guests, licensees or invitees during the Sublease Term.
(c) To fullest extent permitted by applicable law, and notwithstanding any other provision of this Sublease or the Prime Lease to the contrary, Sublandlord shall not be liable for any injury or damage to persons or property for such persons resulting from (i) steam, gas, electricity, water, rain, snow or leaks from any part of the Premises, (ii) pipes, appliances, plumbing works, roof, street, or sub-surface, or (iii) any other cause of any nature, unless, subject to Section 15 hereof, caused by the negligence of Sublandlord, its agents, servants or employees; provided that in no event shall Sublandlord be liable for consequential or indirect damages.
29.	Sublandlord Access. Subtenant shall, upon as much advance notice as is practical under the circumstances (except that no notice shall be required in emergency situations), permit Sublandlord and Prime Landlord and their agents, employees and contractors, to have free and unrestricted access to and to enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises, or exercising any right reserved to Sublandlord hereunder or to Prime Landlord by the Prime Lease. Except in the event of an emergency, Sublandlord shall use commercially reasonable efforts to minimize any interference with Subtenant’s business operations and use and occupancy of the Premises in connection with the exercise of its rights under this Section 29.

30.	Miscellaneous Provisions.

(a) Quiet Enjoyment. Sublandlord covenants and warrants that upon Subtenant paying the Rent reserved above and performing the agreements herein contained on its part to be performed, Subtenant shall at all times during the Sublease Term peacefully and quietly have, hold and enjoy, the Premises, without any manner of suit, trouble or hindrance of or from Sublandlord, its successors or assigns, subject to the terms and provisions of this Sublease and the Prime Lease, and subject to matters of record.
(b) Subordination. Subtenant agrees to subordinate this Sublease to any existing or future mortgage, trust deed or ground lease upon request by Sublandlord.
(c) Holding Over. If Subtenant remains on the Premises after the expiration of the Sublease Term or after any earlier termination provided for herein, then such holding over shall not be deemed to extend or renew the Sublease Term or to create any tenancy at will, but such holding over shall be as a tenancy-at-sufferance only and such holding over shall be at a rent equal to twice the Rent hereunder, and otherwise subject to all the terms and provisions of this Sublease. In addition, Subtenant shall defend, indemnify and hold harmless the Sublandlord Indemnitees from and against any and all Claims incurred by any of them in connection with such holding over including, without limitation, any liability of Sublandlord to Prime Landlord. Notwithstanding the foregoing, Sublandlord may, at its option, regain possession of the Premises or any part thereof by any and all means available to Sublandlord under this Sublease, the Prime Lease, at law or in equity.
(d) Brokerage Representations. Sublandlord and Subtenant each on its own behalf represents and warrants that it has not dealt with any broker in connection with this Sublease except CRESA Partners and DTZ/FHO Partners (collectively, the “Brokers”). Sublandlord will defend, indemnify and hold Subtenant harmless from and against any and all claims suffered by Subtenant as a result of such dealings by Sublandlord with any broker other than the Brokers. Subtenant and will defend, indemnify and hold Sublandlord harmless from and against any and all claims suffered by Sublandlord as a result of such dealings by Subtenant with any broker other than the Brokers. Sublandlord shall be responsible for any and all fees due to DTZ/FHO Partners pursuant to a separate agreement between Sublandlord and DTZ/FHO Partners. Sublandlord shall be responsible for payment to CRESA Partners of a commission in the amount of $1.00 per rentable square foot per year of the Sublease Term.
(e) Notices. Any notice required hereunder shall be deemed to have been given if delivered by nationally recognized overnight courier with receipted delivery or by hand delivery (with evidence of delivery or refusal thereof), to:

If to Sublandlord:	At the address first set forth above.

With a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: John P. Feeney, Esq.

If to Subtenant:	SiGe Semiconductor, Inc.
Director, Facilities
100-1050 Morrison Dr.
Ottawa, Ontario, Canada, K2H 8K7

With copy to:	Director, Legal
SiGe Semiconductor, Inc.
100-1050 Morrison Dr.
Ottawa, Ontario, Canada, K2H 8K7
Any party may change its address for notice by notifying the other party as aforesaid.
(f) Entire Agreement. All prior understandings and agreements between the parties are merged within this Sublease, which together with the Prime Lease, fully and completely sets forth the understanding of the parties; and this Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.
(g) Binding Effect. The covenants and agreements herein contained shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and their permitted assigns. This Sublease shall not be binding upon the parties hereto until fully executed.
(h) No Partnership. Sublandlord shall not be held to be a partner, joint venturer, or associate of Subtenant in the conduct of its business, it being expressly understood and agreed that the relationship between the parties hereto is and at all times shall remain that of sublandlord and subtenant.
(i) Representations and Warranties.
     (a) Sublandlord represents and warrants that (i) the Prime Lease is now in full force and effect; (ii) to the best of its knowledge, neither Prime Landlord nor Sublandlord is in default of its obligations thereunder nor has any event occurred which with the giving of notice and/or the passage of time would be a default thereunder; and (iii) subject to receipt of Prime Landlord’s consent, Sublandlord has the right, power and authority to sublet the Premises as provided in this Sublease.
     (b) Subtenant represents and warrants that it has the right, power and authority to sublet the Premises as provided in this Sublease.

(j) Governing Law. This Sublease shall be created and enforced in accordance with the laws of the Commonwealth of Massachusetts.
(k) Severability. If any provision of this Sublease is held invalid or unenforceable with respect to any party, the remainder of this Sublease or the application of such provision to persons other then those as to whom it is held invalid or unenforceable, shall not be affected and each provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.
(l) No Waiver. Any waiver by Sublandlord of any breach or default in any of the terms, conditions, or covenants herein contained to be performed by Subtenant shall not be construed to constitute a waiver by Sublandlord of any other breach or default in any of such terms, conditions or covenants by Sublandlord.
(m) Counterparts. This Sublease may be executed in as many counterparts as may be required, and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart. It shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.
(n) Interpretation. The headings of the various sections are for convenience only and are not to be considered in construing this Sublease.
(o) Force Majeure. In any case where either party is required to do any act, the time for the performance thereof shall be extended by a period equal to any delay caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, governmental regulations, or other cause beyond such party’s reasonable control, whether such times are designated by a fixed time or a “reasonable time.” This clause shall not be applicable to the payment of Rent of any other sums due hereunder.
(p) No Recording. Subtenant shall not record this Sublease or any portion hereof, a memorandum of this Sublease and/or a notice of this Sublease.
(q) Consent Requests. Subtenant shall, upon demand, reimburse Sublandlord for all reasonable expenses, including, without limitation, legal fees, incurred by Sublandlord in connection with all requests by Subtenant for consents, approvals or execution of collateral documentation related to the Sublease, including, without limitation, costs incurred by Sublandlord in connection with requests by Subtenant for Sublandlord’s consent to make a Transfer. Such costs shall be deemed to be additional rent under this Sublease.
(r) Survival. Without limiting any other obligation of Subtenant which may survive the expiration or prior termination of the Sublease, all obligations on the part of Subtenant to indemnify, defend, or hold the Sublandlord Indemnitees harmless as set forth in this Sublease shall survive the expiration or prior termination of the Sublease.
(s) Hazardous Materials. Subtenant specifically acknowledges that it is subject to the provisions of Section 25 of the Prime Lease regarding Hazardous Materials, as incorporated under Section 10 above.
(t) Furniture and Equipment. The Premises shall include and Subtenant shall be allowed to use throughout the Sublease Term the Leased Personal Property. The Leased Personal Property is leased to Subtenant “as-is and where-is” with no representation or warranty as to condition or serviceability. Sublandlord shall have no responsibility for the maintenance and repair of the Leased Personal Property. Subtenant shall maintain insurance on the Leased Personal Property consistent with the requirements of this Sublease as if the Leased Personal Property were owned by Subtenant. At the expiration or earlier termination of this Sublease, the Subtenant shall return the Leased Personal Property to Sublandlord in its condition as of the Commencement Date, subject only to reasonable wear and tear (in the event of a casualty, Subtenant may offer to Sublandlord the election to either (a) have Subtenant replace the Leased Personal Property in question, or (b) pay to Sublandlord the actual proceeds of a resulting insurance award). Provided that there is no outstanding Subtenant Event of Default, then at the end of the Sublease Term, Sublandlord shall sell to Subtenant the Leased Personal Property for consideration of $1.00. The Leased Personal Property is to be sold to Subtenant “as-is and where-is” with no representation or warranty as to condition or serviceability. Sublandlord shall have no responsibility for the maintenance and repair of the Leased Personal Property. In connection with the exaction and delivery of this Sublease, Sublandlord shall execute a bill of sale in the form of Exhibit D for the Leased Personal Property with an effective date as of the end of the Sublease Term to be held in escrow by Subtenant’s counsel and released upon satisfaction of the foregoing conditions.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF the parties hereto shave executed this Sublease as an instrument under seal as of the date first above-written.

PALM, INC.
By:	/s/ Andy Brown
	Name:	Andy Brown
	Title:	Sr. VP & CFO

SIGE SEMICONDUCTOR, INC.
By:	/s/ William H. Burke
	Name:	William H. Burke
	Title:	CFO

EXHIBIT A
Prime Lease

BRICKSTONE SQUARE
ANDOVER, MASSACHUSETTS
LEASE

LANDLORD:	ANDOVER MILLS LLC, a Delaware Limited Liability Company

TENANT:	PALM INC., a Delaware Corporation

DATE:	August 22, 2005

BUILDING NO.:	200

Floor	Second Floor

LEASE NO.:

LEASE
     THIS LEASE, dated as of August 22, 2005, is between ANDOVER MILLS LLC, a Delaware limited liability company (“Landlord”), and Palm Inc., a Delaware corporation (“Tenant”).
     Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord on the following terms and conditions:
1. BASIC LEASE PROVISIONS.
     1.1 Summary.
     (a) Lease Commencement Date: the earlier of (i) the first Monday following the expiration of Tenant’s Fixture Period (as defined in Section 2) or (ii) the date when Tenant first occupies the Premises to conduct business.
     (b) Rent Commencement Date for Base Rent or as sometimes referred to herein the “Commencement Date”: the date which is seven months after the Lease Commencement Date.
     (c) Tenant Occupancy Date: Lease Commencement Date.
     (d) Term: This Lease is binding and effective as of the date hereof, and the Lease term begins on the Lease Commencement Date and ends Five (5) Lease Years and six (6) months, thereafter unless terminated earlier in accordance with this Lease. If the Lease Term expires on a date which is not the last day of the month, then the Term shall be extended to the last day of the month in which the Lease was scheduled to expire.
     (e) Premises: Space on the Second Floor of the Building (as shown in Exhibit B), with an agreed rentable area deemed to be 12,150 square feet and shall not be subject to re-measurement by either party after the Commencement Date.
     (f) Building: Building 200 in Brickstone Square, in which the Premises is located.
     (g) Project: The land, buildings, improvements and appurtenances, both above and below grade; now commonly known as Brickstone Square, located in Andover, Massachusetts, as generally depicted on Exhibit A.
     (h) Base Rent: (see Exhibit C).
     (i) Tenant’s Percentage: 1.23%
     (j) Security Deposit: Tenant’s security deposit is $ 0.00.
     (k) Use of Premises: Office use, including, training, computer software development, corporate sales and marketing and quality assurance testing.

(l)	Notice to Tenant:

Palm Inc. 950 W. Maude Ave. Sunnyvale, CA 94085-2801 Attn: Ed Axelsen, Director of Real Estate Attn: Legal Department

(m)	Notice to Landlord:

Andover Mills Equity, LLC c/o TriMont Real Estate Advisors, Inc., Marquis Two Tower Suite 2300 285 Peachtree Center Avenue Atlanta, GA 30303 Attn: Gregory Winchester

With a Copy to:

Alan Long Trimont Real Estate Advisors Marquis Two Tower Suite 2300 285 Peachtree Center Avenue Atlanta, GA 30303

Rockwood Realty Associates Attn: Asset Manager 555 Fifth Avenue 5th Floor New York, NY 10017

And

Urban Commercial Attn: Peter Dominski Four Copley Place Boston, MA 02116

(n)	Reserved.

(o)	Tenant’s Broker: Bailes & Associates, Inc. and Trammel Crow & Company.

(p)	Certain Other Defined Terms: [See Section 24.18].

     1.2 Conflict. If there is a conflict between this summary and the rest of this Lease, the rest of this Lease will control.
2. CONSTRUCTION OF PREMISES.
     Landlord will diligently perform “Landlord’s Work” and Tenant will diligently perform “Tenant’s Work” (if any) as described in the Workletter attached as Exhibit “F” in accordance with the Workletter and the rest of this Lease. Landlord’s Work will be deemed substantially completed even if Landlord has not completed “punch list” or other minor items, as long as (i) Landlord agrees to use reasonable efforts to complete these items within thirty (30) days of signing the punch-list, excluding any items which require special materials or equipment that are unavailable; and (ii) the punch-list items can be completed after Tenant’s occupancy without causing substantial interference with Tenant’s use of the Premises. Tenant’s final punch list will be submitted to Landlord with in fifteen (15) days after Landlord notifies Tenant that Landlord’s Work is substantially completed. Substantial completion of Landlord’s Work will be deemed to have occurred on the earlier of: the date as of which Landlord’s architect certifies in good faith that Landlord’s Work has been substantially completed in substantial conformance with the plans and specifications therefore (or the date as of which such substantial completion would have occurred but for any delays or Tenant’s Work for which Tenant is responsible); or the date that the applicable governmental authorities issue a temporary or final certificate of occupancy for the Premises (or the date as of which such a certificate of occupancy reasonable could have been issued but for any delays or Tenant’s Work for which Tenant is responsible).
     If and as long as Tenant does not interfere in any way with the construction process (by causing disharmony, scheduling or coordinating difficulties, etc.) Tenant, may, at Tenant’s sole risk and expense, enter the Premises 30 days prior to the substantial completion of Landlord’s Work (“Early Access Period”) for the purposes of installing Tenant’s decorations, movable furniture and business fixtures. The determination of such interference by Landlord shall be conclusive. The Early Access Period shall commence upon Tenant’s receipt of Landlord’s notice of same.
     For the time period commencing on the date that Landlord’s Work is substantially complete and ending on the date that is ten days after such substantial completion (the “Fixture Period”), Tenant shall have the right to access the Premises for the purposes of installing its furniture, fixtures, audio/visual, security, and other equipment
     Any access by Tenant prior to the Lease Commencement Date shall be subject to all the terms and conditions of this Lease, except that Tenant shall not be obligated to pay rent during the Fixture Period.
3. POSSESSION AND SURRENDER OF PREMISES.
     On the Expiration Date or upon any earlier termination of this lease, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and damage by fire or other casualty not caused by the Tenant or those for whom the Tenant is responsible.

     Tenant shall remove all of its signs, movable trade fixtures and equipment, inventory and other personal property, whether owned by Tenant or its Affiliates (“Tenant’s Property”). Tenant’s Property remaining after termination will be deemed abandoned and Landlord may keep, sell, destroy or dispose of it without incurring any Liabilities to Tenant or its Affiliates. Tenant shall not be required to remove data and telephone cables after the expiration or termination of this Lease. Notwithstanding anything to the contrary, Tenant will not remove items that are attached to the Premises or areas of the Building or the realty in such a manner that they are deemed to be “fixtures” (other than trade fixtures) under applicable Laws or that are attached in such a manner that their removal would cause substantial damage to or adversely affect the proper and continuing functioning of the Building or its Systems or Equipment.
4. TERM.
     The term of this Lease is as set forth in Section 1.1(d). A “Lease Year” is a period of twelve (12) consecutive calendar months during the Lease term, starting with the Commencement Date. However, the first Lease Year is the first twelve (12) full calendar months plus the partial month (if any) after the Commencement Date if the Commencement Date is not the first day of the month, and the last Lease Year may be less than twelve (12) months if the expiration or termination date of this Lease is not the last day of a Lease Year.
     4.1 EXTENSION OF TERM.
     The Term of this Lease may be extended, at the option of Tenant, for one (1) period of five (5) years, such period being herein sometimes referred to as an “Extended Term,” as follows:
     (a) Such option to extend shall be exercised by Tenant by giving written notice to Landlord not less than nine (9) months prior to the expiration of the Initial Term of this Lease, or any Extended Term.
     (b) The Extended Term shall be on the same terms, covenants, and conditions of this Lease, except for the payment of rent during the Extended Term. The Tenant shall have no further right to extend this Lease beyond the Extended Term. Any early termination of this Lease during the Term of this Lease or the Extended Term shall terminate all rights hereunder.
     (c) The Base Rent during the Extended Term shall be at 95% of the fair market value of the Premises. The fair market value shall be the then current rental value for comparable property within the vicinity of the Premises taking into consideration improvement allowances, brokerage commissions, rent concessions and other rent inducements offered for such comparable properties. Landlord shall advise Tenant, within Thirty (30) days of receiving the Tenant’s notice that it wishes to exercise its option to extend, of the Base Rent at which it is prepared to offer the Premises to Tenant for the Extended Term. Within 10 days of Tenant’s receipt of Landlord’s offer, Tenant may rescind its renewal election and allow the lease to expire as scheduled by written notice to Landlord. In the event that Tenant does not exercise it’s right to rescind within such 10 day period and the parties are not able to agree on the fair market value within one hundred twenty (120) days prior to the expiration date of the Term, then either party may elect, by written notice to the other party, to cause said rental, including subsequent adjustments, to be determined as follows: Within ten (10) days following receipt of such election, the parties shall attempt to agree on an independent broker to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate a broker within ten (10) days thereafter. Should either party fail to so designate a broker within that time, then the broker designated by the other party shall determine the fair rental value for a renewing tenant. Any broker designated hereunder shall have not less than five (5) years experience in the valuation of commercial office buildings in Middlesex County, Massachusetts. Within thirty (30) days following the selection of the brokers), such broker(s) shall determine the fair market rental value, including subsequent adjustments of the Premises. The fees of each broker shall be paid by the party appointing such broker unless only one broker is appointed in which event the fee shall be shared equally by both parties. The fair market rental shall be the arithmetic average of the values determined by the two (2) brokers provided the higher of two (2) determinations does not exceed the lower by more than five percent (5%) with respect to either the basic rent or subsequent adjustments. In the event either the initial basic rent or subsequent adjustments determined by such brokers differ by more than five percent (5%) those two (2) brokers shall select a third (3rd) broker who shall determine the fair market rent in the same manner as the initial two (2) brokers. In the event that the two (2) brokers cannot agree on the third (3ri) broker, they shall request that the Greater Boston Real Estate Board appoint the third (3rd) broker. In such event, the two (2) closest determinations of the three brokers shall be averaged and the other broker’s determination shall be disregarded. If a third (3rd) broker is required, the fee of the third (3rd) broker shall be shared equally by both parties. Within twenty (20) days after the determination of the fair market rental, Landlord shall prepare a reasonably appropriate amendment to this Lease for the extension period. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental. In addition to the Base Rent provided above, Tenant shall and hereby agrees to continue to pay to Landlord rent adjustments and additional rent due pursuant to this Lease.
     (d) It shall be a condition of Tenant’s right to exercise its option to extend the Term of this Lease that Tenant is not in default of its obligations under any of the terms, covenants, or conditions of this Lease at the time it notifies Landlord of the exercise of its option to extend the Term of this Lease and upon the effective date of such option.
     (e) In the event Tenant exercises its option under this Article, Tenant and Landlord agree in each such case to use best efforts to enter into a Lease amendment setting forth the terms of such option within thirty (30) days of date the rent is determined. Failure to execute the Lease amendment shall not void the exercise of the option.

5. RENT.
     Tenant will pay the base rent as shown in Exhibit C in equal monthly installments in advance beginning as of the Rent Commencement Date and thereafter on the first day of each month during the Term, prorated for any portion of a month. The term “rent” includes base rent, additional rent and all other amounts to be paid by Tenant under this Lease, whether or not specifically described as rent. All rent will be paid to Landlord without demand, deduction, counterclaim or offset of any type in good funds and lawful U.S. legal tender at Brickstone Square, Lockbox — Number -13665, Newark, NJ 07188-0665 for overnight delivery to Bank One Corporation, Attn: Brickstone Square-Lockbox No.-13665, 300 Harmon Meadow Blvd, 3rf Floor, Secaucus, NJ 07094 or to such other person or place as Landlord may from time to time designate. Tenant will pay the first full month’s base rent at the Rent Commencement date as stated in 1.1(b) herein.
6. TAXES.
     6.1 Definition of Taxes.
     Subject to the exclusions below, “Taxes” means all taxes, assessments, levies, charges, and fees imposed against, for or in connection with all or any portion of: the Project including, but not limited to;
     (a) the use, ownership, leasing, occupancy, operation, management, repair, maintenance, demolition or improvement of the Project;
     (b) Landlord’s right to receive, or the receipt of, rent, profit or income from the Project;
     (c) improvements, utilities and services, whether because of special assessment districts or otherwise;
     (d) the value of Landlord’s interest in the Project;
     (e) a reassessment due to any change in ownership or other transfer of all or any portion of the Project;
     (f) and fixtures, equipment and other real or personal property used in connection with the Project. Taxes also include, without limitation, license fees, sales, use, capital and value-added taxes, costs incurred in contesting taxes, and any charges or taxes in addition to, in substitution or in lieu of, partially or totally, any taxes or charges previously included within this definition, including taxes or charges completely unforeseen by the parties and collected from whatever source.
          Exclusions: Taxes do not include: Landlord’s federal, state or local net income, franchise, excise, inheritance, gift or estate taxes, luxury, and/or any taxes imposed or measured on or by the income of Landlord from the operation of the Project (other than as used in the determination of assessed value for the purposes of real estate taxation) or imposed in connection with any change of ownership of the Project or any part thereof, including without limitation capital gains or other sale or transfer taxes.
     6.2 Payment of Taxes.
     Subject to Article 8, as of the Rent Commencement Date Tenant will pay Tenant’s Percentage of the increase in Taxes using the fiscal year commencing July 1, 2006 and ending June 30, 2007, as the base year directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time.
     6.3 Tenant’s Taxes.
     Tenant will pay before delinquency or contest in good faith all taxes, assessments, license fees and charges levied, assessed or imposed on Tenant, Tenant’s business operations and Tenant’s Property and will indemnify and hold Landlord harmless therefrom.
7. OPERATING COSTS.
     7.1 Definition of Operating Costs.
     Subject to the exclusions below, “Operating Costs” (also referred to as “Operating Expenses”) are all costs and expenses actually incurred in connection with the Project and its ownership, operation, management, maintenance, repair, replacement and improvement, including, without limitation, costs for: cleaning, maintenance and repair of the Common Area; snowplowing, security, and landscaping; services, costs and utilities not otherwise directly paid or reimbursed by tenants; materials, supplies and equipment; insurance deductibles, cost of monitoring environmental conditions (as opposed to remediation which is excluded below) premiums and costs; wages and payroll , including bonuses, fringe benefits, workers compensation and payroll taxes; professional and consulting fees; management fees at then-prevailing market rates for similar properties or the current rate structure now charged for the Project, whichever is greater, and complying with any Laws and insurance requirements. Operating Coats do not include: Taxes or the exclusions therefrom; depreciation of the Project structures and improvements; Landlord’s loan fees, points, debt service, other financing charges or ground lease payments, or costs incurred in negotiating or enforcing any of the underlying documents in connection with any of Landlord’s loans or ground leases; cost of any remediation of environmental conditions, except those caused by the Tenant or those the Tenant is responsible for, costs to sell, assign, syndicate, mortgage, hypothecate or convey Landlord’s interest in the Project or in the entity constituting Landlord; brokerage commissions or “finders fees” for the sale, lease, mortgaging or hypothecation of all or any part of the Project; bad debt losses or reserves therefore; the cost of tenant allowances or work letter costs or any other costs to install tenant improvements or in designing, engineering, drawing, permitting, entitling, improving, renovating, decorating, painting or redecorating vacant space held for lease to tenants (but such exclusion will apply only with respect to the costs directly allocable to the space to be leased to such tenants); costs of negotiating or enforcing leases, subleases, licenses or occupancy agreements, or deal memos, letters of intent, assignments, subleases, sublicenses or Transfers thereof, including, without limitation, legal fees, arbitration fees and associated costs; free rent, partial or total rent abatements or similar inducements offered by Landlord to obtain tenants;

expenses for repairs or maintenance to the extent reimbursed by warranties, guaranties, service contracts or insurance proceeds; costs for the replacement (as opposed to maintenance and repair) of basic structural members of the Building; costs to defend Landlord’s title to or interest in the Project; costs to influence prospective legislation; and costs directly, paid or specifically reimbursed by tenants in the Project (other than by an allocation of Operating Costs), such as separately metered electricity payable directly by a tenant to the utility company; fines or penalties incurred due to violations by Landlord of existing governmental laws, regulations, orders and the like; costs of restoration or repair of the Project as a result of total or partial destruction or condemnation thereof, except for a commercially reasonable deductible; contributions to charitable organizations; fees, costs, reimbursements, end other sums paid to affiliates of Landlord for services provided to the Project to the extent that such fees, costs, reimbursements or other sums are in excess of prevailing market amounts for comparable services provided by unaffiliated third parties; the cost of work performed by Landlord’s employees or Landlord’s property manager for any other Projects and the costs and expenses of any tools, equipment, and supplies used to maintain or service any other Project; costs incurred to correct any structural or latent defect in the original construction of any portion of the Project or incurred as the result of any hazardous substances existing on, under or about the Project (on or prior to the Commencement Date) legal and court costs, including attorneys’ fees, and expenses incurred by Landlord in which it is not found to be the prevailing party; costs of capital expenditures, except for capital expenditures (i) which are for the purposes of reducing operating expenses, or (ii) which are required by a governmental authority to comply with changes in applicable laws taking effect after the execution of this Lease. In no event shall Landlord collect in excess of one hundred percent (100%) of the Operating Costs from the tenants of the Project. In the event that remediation of the site is required as a result of the presence of a known carcinogen, the cost of such remediation shall not be included as an operating expense. In the event that remediation is required as a result of the presence of a substance which at the present time is not a known carcinogen, then the cost of such remediation shall be included as an operating expense.
     7.2 Payment of Operating Costs.
     Subject to Article 8, as of the commencement of Lease Year 2, Tenant will pay Tenant’s Percentage of the Increase in Operating Costs using the calendar year 2006 as the base year directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time. For the purposes of computing the increase in the cost of cleaning the Tenants Premises and removing trash from the Tenant’s Premises it is agreed that the base year is calendar year 2006.
     7.3 Building Operating Costs.
     From time to time, Landlord may determine that certain costs otherwise included within the definition of Operating Costs more properly relate solely or primarily to less than all of the Buildings in the Project (as a hypothetical example, elevator maintenance for elevators serving only the Building). If Landlord so elects, these costs will be deducted from Operating Costs and allocated only to tenants of the applicable Building(s), Tenant’s share of these costs will be calculated by dividing Tenant’s rentable square footage by the rentable square footage leased to all tenants in the applicable Building(s) and otherwise Tenant will pay its share of these costs in the manner described in Section 6.1. Operating Costs shall not include any capital expenditure (including, without limitation, costs of repairs, alterations, additions, changes and other items which under generally acceptable accounting principles are properly classified as capital expenditures if they upgrade the building) otherwise includable in Operating Costs for the year in which it was made, they shall nevertheless be included in such Operating Costs for such year and subsequent lease years an amount equal to the original expenditure divided by the number of years of useful life thereof.
     7.4 Determining Operating Costs.
     Operating Cost figures for both the base year and each year thereafter shall be calculated and adjusted to reflect a 95% occupied building.
8. MONTHLY PAYMENT OF TAXES AND OPERATING COSTS.
     At any time and from time to time, and subject to later changes, Landlord may elect to have Tenant pay Tenant’s share of Taxes and Operating Costs (or either of them) in monthly installments in advance on the first of each month, based on amounts reasonably estimated by Landlord (as revised from time to time). If these estimated monthly payments are required, after the end of each tax fiscal year, Lease Year or other relevant periods selected by Landlord, Landlord will deliver to Tenant a detailed statement of the actual Operating Costs and Taxes incurred during such period and the amounts, if any, due for the period. Any additional amounts due from Tenant will be payable as additional rent within thirty (30) days after delivery of Landlord’s statement, and any overpayment by Tenant will be promptly refunded by Landlord or, at Landlord’s option, deducted from the next monthly installments of rent due from Tenant. At any time or from time to time, Landlord may deliver a bill to Tenant for Tenant’s share of Taxes and/or Operating Costs (or specified portions thereof) for a particular period, and Tenant will pay the amount due to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bill. Tenant will receive a credit for any estimated monthly payments or other payments for such charges already paid by Tenant for the period covered by that bill. Tenant shall have the right, on written notice to Landlord delivered to Landlord no later than one hundred eighty (180) days following Tenant’s receipt from Landlord of the year-end statement for Operating Costs or Taxes to have Landlord’s books and records relating to such costs for that year audited by an independent certified public accounting firm who is not compensated on a contingency basis. All books and records necessary to accomplish any audit permitted under this Section 8 shall be retained for a sufficient time to allow the audit to take place, and shall be made available to the person conducting the audit at the office that Landlord regularly maintains such books and records. Tenant shall pay for its costs of the audit, unless it is finally determined (either by the audit, or in the case of a dispute by arbitration) that Tenant’s share of Operating Costs or Taxes were overstated in the year audited by an amount in excess of 5% of the total operating expenses, in which case Landlord shall pay or reimburse Tenant for the reasonable costs of the audit, which cost shall not exceed ten percent (10%) of the amount of overstatement determined in accordance with this section. Landlord’s and Tenant’s rights and obligations under this Section 8 shall survive the end of the Term. Tenant’s right to have Landlord’s books and records relating to Operating Costs and Taxes audited shall be deemed forever waived and Landlord’s year-end statement shall be deemed conclusively correct as to both Landlord and Tenant if Tenant does not give Landlord written notice of the exercise of such audit rights within the one hundred eighty (180) day period described above. In the event of a dispute as to the findings of Tenant’s audit, it shall be settled by arbitration in accordance with the American Arbitration Association or such other organization mutually agreed to by the parties. Tenant agrees to keep strictly confidential the results of such audit and any claims, negotiations, proceedings or settlements with Landlord in connection therewith or in connection with Operating Costs, and shall cause its Affiliates to comply with the same requirements.
9. INSURANCE
     9.1 Tenants Insurance: Waiver of Subrogation.
     (a) When this Lease is executed and continuing through the end of the Lease term, Tenant will maintain:
     (i) Commercial general liability insurance (Broad Form or if that form is no longer available, on an equivalent occurrence basis policy form satisfactory to Landlord), with contractual liability, cross-liability and fire legal liability endorsements, protecting against all claims and liabilities for personal, bodily and other injuries, death and property damage including, without limitation, broad form property damage insurance, automobile and personal injury coverage. This insurance also will insure Tenant’s indemnities. The amount of this insurance will not be less than Two Million Dollars ($2,000,000) combined single limit for each occurrence. If this policy includes a “general aggregate” limit, the limit will be at least twice the combined single limit per occurrence.
     (ii) “All risk” or “special cause of loss” property insurance, covering all of Tenant’s Work, Tenant’s Property and all Alterations made by or for the benefit of Tenant. This insurance will be for full replacement value.
     (iii) Employer’s liability insurance of not less than One Million Dollars ($1,000,000), and worker’s compensation insurance in statutory limits.
     (iv) If not already provided under one of Tenant’s policies mentioned above, Builder’s Risk insurance (completed value form) for work required of or permitted to be made by Tenant. The amount of this insurance will be reasonably satisfactory to Landlord and must be obtained before any work is begun.
     (b) The initial amounts of insurance described above will be subject to reasonable periodic increase and endorsement (but not more often than once every five (5) years) based on inflation, increased liability awards and other relevant factors, as reasonably determined by Landlord.
     (c) Tenant shall carry all policies of insurance, other than Workman’s Compensation Insurance carried by Tenant must: name Landlord and its designees as an additional insured without modification (or if that form is no longer available, then pursuant to an equivalent form acceptable to Landlord); contain a waiver by the insurer of any right to subrogation against Landlord and its Affiliates; be written, on an “occurrence” basis; be from insurers in good standing and licensed to do business in

Massachusetts with a Best’s Key Rating of at least A-X; contain deductibles not in excess of Five Thousand Dollars ($5,000.00) (and all deductibles will be paid and assumed by Tenant); be endorsed to be primary to all insurance of Landlord and its Affiliates, which will be excess and non-contributing; and state that the insurers will not cancel, fail to renew or modify the coverage without first giving Landlord at least thirty (30) days’ prior written notice.
     (d) Tenant will supply copies of each paid-up policy or a certificate thereof in form reasonably acceptable to Landlord, evidencing that Tenant has procured insurance in accordance with all of the terms of this Article. The policies or certificates will be delivered to Landlord when the Lease is signed and renewals provided not less than thirty (30) days before the expiration of the coverage. Landlord always may inspect and copy any of the policies. Tenant waives subrogation and any right to claim or recover against Landlord or its Affiliates for Liabilities in connection with any damage, loss or liability due to a peril covered under the casualty (and similar) insurance policies required to be or actually maintained by Tenant.
     (e) Tenant and its Affiliates will not undertake, fail to undertake or permit any acts or omissions which will in any way increase the cost of, violate, void or make voidable all or any portion of any insurance policies maintained by Landlord, unless Landlord gives its specific written consent and Tenant pays all increased costs directly to Landlord on demand.
     9.2 Landlord’s Insurance: Waiver of Subrogation.
     Landlord will maintain special cause of loss or equivalent type property coverage form insurance of at least 80% of the full replacement cost of the Project (excluding foundations, footings, below-grade space and any historic items or structures), commercial general public liability insurance (Broad Form or the functional equivalent) of at least Five Million Dollars ($5,000,000), and other insurance policies (including, without limitation, rental loss insurance policies), all in such amounts (except as may be specified above), with such deductibles and providing protection against such perils as Landlord determines to be necessary in its sole discretion. All losses on all policies maintained pursuant to this Article will be settled in Landlord’s name (or as otherwise designated by Landlord) and proceeds will belong and be paid to or at the direction of Landlord. Landlord hereby waives subrogation and any right to claim or recover against Tenant or its Affiliates for Liabilities in connection with any damage, loss or liability due to a peril covered under the casualty (and similar) insurance policies required to be or actually maintained by Landlord. Landlord makes no representations or warranties as to the adequacy of any insurance to protect Landlord’s or Tenant’s interests.
10. UTILITIES.
     (a) Tenant will pay when due to the furnishing parties all fees and costs for utility services furnished to the Premises, including, without limitation, telephone, electricity (including, without limitation, electricity for any heat pump(s) or other portion of the HVAC Systems and Equipment dedicated solely to the Premises), sewer, and water. If a utility or service is not separately metered or submetered and payable directly to the utility provider, Tenant will pay its share (as fairly and reasonably determined by Landlord) of such costs directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time. Landlord is not responsible for any Liabilities incurred by Tenant or Tenant’s Affiliates nor may Tenant abate rent, terminate this Lease or pursue any other right or remedy against Landlord or Landlord’s Affiliates as a result of any malfunction, interruption, failure to restore or suspension of any utilities, services or associated Systems and Equipment. Landlord specifically retains (and if necessary Tenant hereby grants to Landlord) the sole and exclusive right to determine the utility providers) (excluding telecom providers) for the Premises and the rest of the Project.
     (b) all costs for electricity, including ventilation and cooling to Premises, will be separately metered and the sole responsibility of the Tenant from the Lease Commencement Date.
11. USE OF PREMISES.
     Tenant will:
     (a) Operate its business in an attractive and first class manner and not permit any objectionable or unreasonable noises, vibrations, odors or fumes in or to emanate from the Premises, nor commit or permit its employees to commit any waste, improper, immoral or offensive use of the Premises, any public or private nuisance or anything that disturbs the quiet enjoyment of the other tenants, licensees, occupants or customers of the Project, and use and occupy the Premises throughout the term and only for the purposes described in Section 1.1 (k), but for no other purpose. All deliveries and pickups must be conducted at times and in the manner reasonably prescribed by Landlord, and only in those loading docks or areas specified by Landlord. All trash and waste products must be stored, discharged, processed and removed in the manner reasonably prescribed by Landlord and in accordance with applicable Laws, and so as not to be visible or objectionable to other tenants or create any health or fire hazard.
     (b) Install only window coverings and treatments approved by Landlord and, once installed, keep them sufficiently closed to shield from outside view any rooms, machinery or other equipment that Landlord reasonably determines is unsightly or inconsistent with that portion of the Project. Tenant will vent and drain only in the manner prescribed by Landlord and in accordance with applicable Laws.
     (c) Not: permit any coin or token operated vending, video, pinball, gaming or other mechanical devices on the Premises, except for telephones and vending machines solely for use by Tenant’s employees; sell lottery or raffle tickets; operate a restaurant; engage in the business of retail depository banking or selling or purchasing securities on a retail basis; permit diplomatic, governmental or quasi-governmental agencies to occupy the Premises (other than on a temporary basis, as required by law); use the Premises as doctors’ offices, a school or educational institution, living or sleeping quarters; store, sell or distribute obscene, graphic, sexually-explicit, lewd or pornographic materials (as determined in Landlord’s judgment) or engage in related businesses in or from the

Premises; or conduct any auction, or any distress, fire, bankruptcy or going out of business sale.
     (d) Comply with: Laws and insurance requirements affecting the Premises, the Project or any use and occupancy thereof; and Landlord’s rules and regulations as set forth in Exhibit D hereto, and reasonable changes thereto. Tenant agrees that it will not make any modifications or improvements to the base-building life-safety system or the Building structure which will cause the Premises or Project to fall out of compliance with Laws and insurance requirements. During the Term, Tenant will, at its expense, obtain and maintain all licenses, approvals and variances necessary to conduct its business and occupy the Premises, but none of those licenses, permits or variances will be binding on or in any way affect or restrict Landlord, any other tenants in the Project or the Project itself.
     (e) If it wishes, at its expense: install signs or lettering on the entry doors to the Premises identifying its tenancy in the manner customary to first-class office buildings. Tenant will conform to standards established by Landlord from time to time for these signs or lettering and submit for Landlord’s prior approval a plan or sketch of Tenant’s proposed sign or lettering together with a list of materials and specifications and the proposed manner of attachment. Landlord will place Tenant’s name (along with the names of other tenants) on an exterior building monument and interior Building directory sign as well as a suite entry identification sign in accordance with building standards at no cost to Tenant, and all other signs, lettering, awnings, canopies or other decorations require Landlord’s prior written approval.
     (f) Not: use any advertising or other media or other device which can be heard or experienced outside the Premises including without limitation, lights or audio or visual devices. Tenant will not distribute handbills or advertising, promotional or other materials anywhere in the Project or solicit business in the Project other than within its own Premises. These restrictions shall not apply to advertising Tenant conducts via radio, television, or print.
     (g) Tenant, at its sole cost and expense, shall have the right to install antennae or satellite dishes on the roof of the Buildings, subject to Landlord’s prior written approval of the location, quantity and installation method of said antennae or satellite dishes, which approval shall not be unreasonably withheld. The installation of any such antennae or satellite dishes shall be for Tenant’s sole use and not for the purpose of providing service to any third party. Tenant shall not be charged any additional Base Rent for such use, but shall be responsible for any electricity, telecommunication or other charges relating to the equipment that Tenant installs on the roof.
12. MAINTENANCE AND REPAIRS.
     12.1 Landlord’s Obligations.
     Landlord will provide for the repair and maintenance of the following which shall be included in the Operating Expenses: HVAC system servicing the Premises (but not the HVAC system servicing specialized space such as a computer room) as well as the snowplowing and landscaping, and cause to be repaired and maintained the exterior and interior Common Area of the Project, including parking areas, sidewalks and ways serving improvements, the elevators, the structure of the Building, the roof, roof membrane, foundation, exterior and other structural elements and base systems of the Project, floor and load-bearing walls of the Project (but not the interior surfaces of the Premises), the common base-building life-safety system, the common base-building HVAC Systems and Equipment the common base-building electrical Systems and Equipment up to but not beyond the bus duct tap, and the common base-building plumbing Systems and Equipment up to and including, but not beyond, the main vertical risers, and the sanitary sewer and water lines outside of the footprint of the Premises, but specifically excluding any supplemental or additional electrical, plumbing or other Systems and Equipment that are above base-building standard or involve special Tenant requirements or equipment, all of which will be Tenant’s responsibility to repair and maintain (e.g., computer-room electrical or HVAC systems, audio/visual, computer, data or telecommunications systems, special security systems, interior bathrooms, kitchens and kitchen appliances, etc.). However, Tenant will be responsible for all repairs, maintenance and additional work resulting from or required in connection with Tenant’s Alterations or the negligent or intentional acts or omissions of Tenant or its Affiliates. Landlord will make its repairs within a reasonable time following the earlier of its knowledge of or Tenant’s notification that the repairs are required. Landlord’s obligations are subject to the provisions of Articles 16 and 17 and the rest of this Lease.
     The Landlord shall also provide the following services, which shall be includable in the Operating Costs: repair and maintenance of common areas, weekday (other than holidays) snow and ice removal from sidewalks, roads, parking areas, janitorial services to the Common Areas, cleaning of common areas including windows, repair and maintenance of Tenant’s HVAC (excluding any non-base building HVAC such as Liebert units), HVAC furnished to common areas, Hot/cold water to base building restrooms and common areas, on-site property management services, all exterior grounds maintenance and repair, trolley service to parking area, cleaning and removal of trash from the Tenant’s Premises, repair and maintenance of all overhead lighting (excluding bulb replacement) in Tenant’s Premises, each of the foregoing at service levels which are not less the service levels for similar services provided to other first-class buildings in the local submarket. The landlord can make arrangements for the replacement of light bulbs at the Tenant’s sole cost. Notwithstanding anything to the contrary, the Tenant shall be responsible for the cost of all electricity including the electricity for the lights, plugs and HVAC. Landlord shall provide the janitorial services described on Exhibit G
     12.2 Tenant’s Obligations.
     Except for Landlord’s Obligations in Section 12.1, Tenant will maintain the Premises in a first-class manner, and keep the Premises in good order and condition (ordinary wear and tear and damage by fire or other casualty not caused by the Tenant or those for whom the Tenant is responsible, excepted), including, without limitation, Tenant’s Property, all doors, window treatments, wall coverings, floor coverings, non-structural portions of the ceiling, floor and walls, and Tenant’s Alterations (unless otherwise requested by Landlord).

13. ALTERATIONS.
     13.1 Landlord’s Consent.
     “Alterations” means Tenant’s alterations, additions, improvements, remodeling, repainting, decorations (other than normal suite decorations) or other changes. Provided that Tenant is not in default (and has not committed an act or omission that with the passage of time or the giving of notice or both would be a default), Tenant may make nonstructural Alterations to the interior of the Premises without Landlord’s consent as long as Tenant complies with the terms of this Article and the rest of this Lease and the Alterations do not: affect the windows, the exterior of the Building, or any portion of the Building or the rest of the Project outside of the Premises; affect the strength, structural integrity or load-bearing capacity of any portion of the Building; affect the Systems and Equipment in the Premises or the rest of the Building or increase Tenant’s usage; directly or indirectly require Landlord or any other tenant in the Project to pay for or perform any work or modifications to existing conditions or cause them to be in violation of applicable Laws; or, in Landlord’s reasonable judgment, cost more than a total of Ten Dollars ($10.00) per square foot of agreed rentable area in the Premises in any Lease Year when combined with the cost of other Alterations made in that Lease Year. For any alteration that does not require the Landlord’s consent, the Tenant shall provide the Landlord with a description of the alteration as well as any plans which relate to the alteration, including but not limited to any change in the floor plans. All other Alterations require Landlord’s prior written consent Whether or not Landlord’s consent is required, Alterations are subject to the rest of this Article.
     Landlord hereby consents to the Alterations shown on the space plan attached to the Workletter as Exhibit F.
     13.2 Notice.
     Tenant will notify Landlord not less than fifteen (15) days before beginning any Alterations. Together with Tenant’s notice, Tenant will give Landlord copies of the necessary permits and approvals and, if Landlord deems it necessary, detailed plans and specifications for the Alterations (but not for minor, non-structural Alterations such as wall coverings, wall hangings, built-in cabinetry, movable partitions and painting). Landlord’s review or approval of Tenant’s plans and specifications is solely for Landlord’s benefit and will not be considered a representation or warranty to Tenant as to safety, adequacy, efficiency, compliance with Laws or any other matter, or a waiver of any of Tenant’s obligations. All items of Tenant’s Property, trade fixtures and non-structural alterations, additions, installations or improvements shall be and remain the property of Tenant and may be removed prior to the termination of this Lease, provided, however, that any injury or damage to the Premises or Building resulting from such removal shall be repaired promptly by and at the expense of Tenant. All other Alterations will be deemed Landlord’s property and part of the realty, and will be surrendered with the Premises at the end of this Lease, unless otherwise requested by Landlord coincident with Landlord’s consent to the Alterations.
     13.3 Compliance with Laws.

     Alterations will comply in all material respects with this Lease, the final plans and specifications approved by Landlord in writing (if applicable), and applicable Laws and insurance requirements. Alterations will be done in a first-class manner, using first quality or building standard materials, and so as not to interfere in any way with or impose Liabilities on Landlord or any other tenant in the Project. Alterations will be performed only by experienced, licensed and bonded contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld or delayed. Tenant will cause its contractors and subcontractors to carry commercial general liability insurance with the same attributes and subject to the same requirements as those set forth in Section 9.1(a)(i), in the amount of at least One Million Dollars ($1,000,000) combined single limit for each occurrence (subject to reasonable increase during the term at Landlord’s request), naming Landlord and its designees as additional insureds, and workmen’s compensation insurance in statutory limits.
     13.4 Liens.
     Tenant will pay when due or contest in good faith all claims for labor, materials and services claimed to be furnished for Tenant or Tenant’s Affiliates or for their benefit. If the Tenant contests a claim it shall promptly, within fourteen (14) days of the lien being filed, remove any lien filed against the property. Tenant will keep the Project (and the fixtures therein and title thereto) and Landlord’s personal property free from all claims, liens, security interests and encumbrances resulting from Tenant’s acts, omissions, agreements, and all claims for labor, materials or services claimed to have been furnished for Tenant or Tenant’s Affiliates or for their benefit, excluding liens which result for work the Landlord is responsible for the payment of (collectively, “Liens”). Tenant will indemnify Landlord and its Affiliates for, and hold them harmless from, Liabilities incurred by them in connection with Tenant’s Alterations and all Liens (including, without limitation, the removal of any Liens and any related actions or proceedings). NOTICE IS HEREBY GIVEN TO ALL PERSONS FURNISHING LABOR OR MATERIALS TO TENANT THAT NO MECHANICS’, MATERIALMENS’ OR OTHER LIENS SOUGHT ON THE PREMISES OR THE PROJECT OR TITLE THERETO WILL IN ANY MANNER AFFECT LANDLORD’S RIGHT, TITLE OR INTEREST.
     13.5 Labor Harmony.
     Tenant will not, directly or indirectly, knowingly employ or permit the employment of any contractor, shipper, mechanic or laborer or permit any items or materials to be brought into the Premises or the rest of the Project, if it would create any work slow down, sabotage, strike, wild-cat strike, picketing or jurisdictional dispute, or would in any way disturb the peaceful and harmonious operation, management, maintenance, cleaning, security or improvement of the Project or any part thereof (in any case, a “Labor/Disturbance Incident”). Tenant will be solely responsible for all Liabilities resulting from any such Labor/Disturbance Incident, and, without limiting any other rights and remedies of Landlord, upon demand of Landlord Tenant at its cost immediately will cause all contractors, shippers, mechanics, laborers, items or materials that are the subject or cause of such Labor/Disturbance Incident to be removed from the Project
14. INDEMNITY: SATISFACTION OF REMEDIES.
     14.1 Indemnification.

     In addition to any other indemnities in this Lease, Tenant will indemnify Landlord for and hold Landlord harmless from Liabilities arising from or in connection with: acts or omissions of Tenant or its Affiliates or the conduct of Tenant’s business; Tenant’s breach of or default under this Lease; claims made by Tenant’s Affiliates against Landlord if Tenant has waived those claims in this Lease or Landlord would not be responsible to Tenant for such claims if such claims were made by Tenant in accordance with this Lease; and claims by Tenant’s Affiliates or other persons if Landlord declines to consent to any act, event or document requiring Landlord’s consent under this Lease (although, subject to the terms of this Lease, this will not prevent Tenant from making its own claim solely for its own benefit and on its own behalf if Landlord declines to consent where Landlord is required to consent under the terms of this Lease).
     14.2 Damage to Persons or Property.
     Subject to the rest of this Section and the rest of this Lease, Landlord will be liable for damages if and to the extent caused by its own negligence or willful misconduct in breach of this Lease, but Landlord will not be liable for any special, indirect, consequential, punitive or similar damages (including, without limitation, any loss of use or revenue by Tenant or any other person) under any circumstances, or for any Liabilities arising from or in connection with: acts or omissions of Tenant, any other tenants of the Project, any third parties, including, without limitation, burglary, vandalism, theft, or other criminal or illegal activity; war, terrorism, riot, force majeure, civil disturbance or executive or governmental or quasi-governmental order or directive; explosion, fire, steam, electricity, gas, mud, snow, hail, ice, water, rain, seepage, leakage, condensation, flood, wind, lightning, or otherwise by reason of the elements; pollution, contamination, mold, hazardous substances, motor vehicles or any casualties; breakage, cracking, leakage, malfunction, obstruction or other defects in Systems and Equipment or the roof, walls, floors, surfaces or structure, or of any services or utilities; any work, demolition, maintenance or repairs permitted under this Lease; any exercise of Landlord’s rights under any Laws or under this Lease, including any lawful entry by Landlord or its Affiliates on the Premises in accordance with this Lease; or any of the matters described in Section 24.2. To the extent allowable by law, Tenant and Tenant’s Affiliates assume the risk of all of these Liabilities and waive all claims against Landlord in connection therewith. Tenant also waives any Laws or rights that would permit Tenant to terminate this Lease (except as and if specifically set forth in this Lease), perform repairs or maintenance in lieu of Landlord (or on Landlord’s behalf), or offset or withhold any amounts due because of damage to or destruction of the Premises, any repairs or maintenance, or for any other reason. Tenant promptly will notify Landlord of any damage or injury to persons or property and any events which could be anticipated to give rise to any of the foregoing Liabilities. Notwithstanding anything to the contrary in this Lease or elsewhere, Landlord and its Affiliates will have no Liabilities of any type (excluding Liabilities arising from Landlord and/or its Affiliates gross negligence and/or willful misconduct) subject to the mutual waivers set forth in Article 9 with respect to Tenant’s Property and any other property owned by Tenant or its Affiliates, and all of such Liabilities are hereby waived by Tenant. These exculpations of Landlord and all of Tenant’s waivers in this Lease will apply to all of Tenant’s Affiliates to the greatest extent possible. If and to the extent that these exculpations and waivers do not apply directly to Tenant’s Affiliates because they have not signed this Lease, Tenant will indemnify Landlord for and hold Landlord free and harmless from all Liabilities incurred by

Landlord to or in connection with Tenant’s Affiliates as if they had signed this Lease and freely agreed to such waivers.
     14.3 Satisfaction of Remedies.
     Notwithstanding anything in this Lease or elsewhere to the contrary: Tenant and its Affiliates will look solely to Landlord’s interest in the Project (which shall include the net proceeds of any insurance, condemnation, sale or refinancing proceeds received by Landlord with respect to the Building) to satisfy any claims, rights or remedies, and Landlord’s partners and their respective Affiliates (including any property managers), at every level of ownership and interest, have no personal or individual liability of any type, whether for breach of this Lease or their negligence or otherwise, (and such Liabilities are hereby waived by Tenant), their assets will not be subject to lien or levy of any type, nor will they be named individually in any suits, actions or proceedings of any type.
15. COMMON AREA AND PARKING.
     15.1 Common Area.
     “Common Area” means all areas and improvements within the Project, as it now exists or as it exists in the future, not held or designated for the exclusive use or occupancy of Landlord, Tenant, or other tenants. Tenant may use the Common Area on a nonexclusive basis during this Lease. Landlord reserves all rights in connection with the Common Area and the rest of the Project, including, without limitation, the right to change, relocate, add to, improve or demolish portions of the land and/or improvements and the layout thereof and promulgate rules and regulations with respect thereto (which Landlord agrees not to enforce in a manner discriminatory to Tenant), limit the use of any portion of the Common Area by Tenant or its Affiliates in any such manner applicable to all similarly affected tenants, and place certain portions of the Common Area off limits to Tenant and its Affiliates in any such manner applicable to all similarly affected tenants, including, without limitation, janitorial, maintenance, equipment and storage areas, and entrances, loading docks, corridors, elevators and parking areas; provided, that Landlord’s exercise of these rights shall not materially adversely affect Tenant’s rights under this Lease. Landlord reserves the space above hung ceilings, below the floor and within the walls of the Premises, and the right to install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Premises or other parts of the Building or the Project; Except during emergencies or by reason of force majeure or necessary maintenance, repair or construction, and subject to the other terms of this Lease, Landlord’s exercise of the rights in this Section will not ever prevent Tenant from having access to the Premises, which is granted 24 hours per day, 7 days per week, but such exercise will not under any circumstances require Landlord to compensate Tenant in any way, result in any Liabilities to Landlord, entitle Tenant to abate rent, or reduce Tenant’s Lease obligations unless Landlord’s exercise of the rights in this Article cause damage to Tenant’s Property, Alterations or the Premises, for which Tenant would otherwise be responsible to repair. Landlord shall provide Tenant with no less than forty-eight (48) hours written notice prior (except in the event of an emergency) to exercising any of the foregoing rights that affect the Premises or the ingress and egress thereto. Normal operating hours for the building systems are 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday. Emergency maintenance support is available 24 hours per day, 7 days per week. All HVAC use shall be separately metered and paid directly by Tenant.
     15.2 Parking.
     (a) During the term, Tenant shall be allocated Forty-Two (42) parking spaces at no additional charge. Twelve (12) of these spaces shall be guaranteed but unassigned in lots C, D and E as designated in Exhibit A, six (6) of these spaces shall be on the top floor of the garage as designated on Exhibit A, and the balance of the spaces will be unassigned and located in the lower rear lots (G, H, K, L and M) as shown in Exhibit A. Visitor parking is available for Tenant’s business invitees. Tenant will not park in posted spaces assigned to other tenants or reserved for visitor parking.
     All parking spaces are for the use of the Tenants employees and invitees. There shall be no overnight parking of vehicles.
     (b) Tenant understands and agrees that Landlord will not be responsible for, and will not incur any Liabilities to Tenant or its Affiliates with respect to, and Tenant waives and assumes the risk of, any acts or omissions occurring within the parking areas or any entrances and exits thereto or therefrom (other than the negligent or willful acts or omissions of Landlord or its Affiliates), including, without limitation, any injuries, death, or loss or damage to cars or other property, and Tenant will not name Landlord or its Affiliates, or bring any actions of any kind against them, in connection therewith or as a result thereof.
     (c) Tenant may not sublease, assign or otherwise Transfer any parking rights except to a permitted assignee or sublessee as part of such permitted assignment or sublease. In addition to Landlord’s rights as set forth in Section 15.1, Landlord may: limit access to portions of the parking areas; change signs, lanes and the direction of traffic within the parking areas; change, eliminate or add parking spaces or areas devoted to parking; designate the area (or space) within which each authorized automobile may be parked and change any such designation from time to time; establish alternative means of identifying and controlling authorized parking; promulgate rules and regulations; construct additional and/or structured parking; and take any other actions deemed necessary by Landlord, provided that Tenant’s authorized parking spaces will not be reduced nor will Tenant be charged for parking over and above its share of Taxes and Operating Costs related thereto (unless Landlord otherwise specifically agrees in a writing signed by Landlord and Tenant).
16. DAMAGE OR DESTRUCTION.
     16.1 Repairs.
     Subject to the rest of this Article and the rest of this Lease, Landlord will repair damage to the Premises caused by casualties insured against under the casualty policies that Landlord is required to maintain hereunder. However, Landlord is not obligated to repair damage to items for which Landlord has no liability or responsibility under other provisions of this Lease. Except as may otherwise be required by then-applicable Laws, Landlord will attempt to restore the damaged portions to their prior condition, but Landlord is not required to undertake repairs unless insurance proceeds are available, spend more than the net insurance proceeds it actually receives and is permitted to retain for any repair or replacement, or repair or replace any damage to Tenant’s Work, Tenant’s Property or its fixtures or any Alterations. Landlord will begin repairs within a reasonable time after: receiving: notice of the damage; required building permits or licenses; and the insurance proceeds payable on account of the damage.
     16.2 Election to Terminate.
     (a) Landlord has the option either to repair the casualty damage, or terminate this Lease by delivering written notice within seventy-five (75) days after the damage occurs, if: the damage occurs during the last year of the term; or Tenant is in default after any applicable notice and beyond any applicable cure periods; or the repairs would take more than one hundred twenty (120) days to complete; or the casualty damages more than twenty five percent (25%) of either: the leasable space in the rest of the Building: or the leasable space in the rest of the Project (other than the Building); or the Common Area of the Building; or the parking area.
     (b) Tenant has the option to terminate this Lease by delivering written notice to Landlord if: the casualty damages the Premises and renders it untenantable, Landlord is required or elects to repair and the repairs which Landlord is required to make are not substantially completed within twelve (12) months after the damage occurs (subject to extension of this period for up to an additional two (2) months for delays caused by force majeure); and Tenant delivers its written termination notice to Landlord within fifteen (15) days after the end of Landlord’s repair period and Landlord fails to substantially complete within sixty (60) days after receiving this notice. Under these circumstances, this Lease will terminate at the end of this fifteen (15)-day period.
     16.3 Abatement of Rent.
     Subject to Section 16.2(b), if the Premises are damaged, other than if caused by the willful misconduct of Tenant, so as to be untenantable for more than three (3) consecutive business days, base rent and Tenant’s share of Taxes and Operating Costs will abate until Landlord has substantially completed the repairs it is required to perform and given Tenant access to the Premises, or Tenant reoccupies part of the Premises, the Premises otherwise are rendered tenantable, or this Lease terminates, whichever is earliest. If Tenant continues to occupy or reoccupies the Premises before substantial completion of these repairs but cannot occupy substantially all of the Premises because of these ongoing repairs, base rent and Tenant’s share of Taxes and Operating Costs will abate in proportion to the degree to which Tenant’s use of the Premises is impaired, as reasonably determined by Landlord. The base rent abatement will not exceed the annual base rent that otherwise would have been payable by Tenant for the Lease Year in which the damage occurs. The abatement of base rent and Tenant’s share of Taxes and Operating Costs described above, and Tenant’s rights under Section 16.2(b), are Tenant’s sole rights, remedies and compensation in connection with any damage, destruction or repairs, regardless of cause.

17. CONDEMNATION.
     If all or substantially all of the Premises are condemned, taken or appropriated by any public or quasi-public authority under the power of eminent domain, police power or otherwise, or if there is a sale in lieu thereof (“Condemned”), this Lease will terminate when title or possession is taken by the condemning authority or its designee, if:
     (a) More than twenty-five percent (25%) of the usable area of the Premises is Condemned; either Landlord or Tenant may terminate this Lease when title or possession is taken by the condemning authority or its designee by delivering written notice to the other within fifteen (15) days thereafter. Landlord also may terminate this Lease if more than twenty five percent (25%) of any of the following are condemned: the leasable area of the rest of the Building; the leasable area of the Project (other than the Building); the Common Area of the Building; or the parking area.
     (b) Part of the Premises is Condemned and this Lease is not terminated, Landlord will attempt to make the necessary repairs so that, to the extent reasonably possible, the remaining part of the Premises will be a complete architectural unit. Otherwise, Landlord’s restoration will be conducted as described in Section 16.1, except that Landlord will not be required to begin repairs until a reasonable time after it receives any necessary building permits and substantially all of the proceeds of any awards granted for the Condemnation. In that case, after the date title or possession is taken by the condemning authority or its designees, Tenant’s Percentage will be recalculated based on the rentable area of the remaining Premises as compared to the rentable area of the Project after the Condemnation (aggregate annual base rent will automatically be reduced because the rentable area of the Premises will have been reduced by the Condemnation).
     All proceeds, income, rent, awards and interest in connection with any Condemnation will belong to Landlord, whether awarded as compensation for diminution of value to the leasehold improvements, or the unexpired portion of this Lease, or otherwise. Tenant waives all claims against Landlord and the condemning authority with respect thereto, but nothing in this Section prevents Tenant from bringing a separate action against the condemning authority for moving costs or for lost goodwill (as long as this separate action does not diminish Landlord’s recovery).
18. ASSIGNMENT AND SUBLETTING.
     18.1 Landlord’s Consent Required.
     Tenant will not, and does not have the right or power to, voluntarily, involuntarily or by operation of any Laws, sell, convey, mortgage, subject to a security interest, license, assign, sublet or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or the Premises, or allow anyone other than Tenant’s employees or agents to occupy the Premises (singularly or collectively, a Transfer,” and any person to whom a Transfer is made or sought to be made sometimes is referred to as a “Transferee”), without, first obtaining Landlord’s prior written consent in each case (except where consent is not required as specifically set forth in Section 18.5(c)) and complying with this Article and any attempt to do so without this consent and compliance will be null and void and a default, unless otherwise specifically elected by Landlord in writing.
     18.2 Notice.
     Tenant will notify Landlord in writing at least twenty-one (21) days before any proposed or pending Transfer and together with that notice will deliver to Landlord the following information: the proposed effective date of the Transfer; the name, address and state of formation of the Transferee; a description of the proposed Transfer (including, if applicable, a sublease that complies with the terms of this Section 17); certified current financial statements and balance sheets, a current Dun & Bradstreet report, if any, banking and accounting references and other relevant financial information for the proposed Transferee; information as to the type of business and business experience of the proposed Transferee and a statement of its proposed use of the Premises; a statement signed by an authorized officer of Tenant certifying that the Transfer complies with this Article 18; an executed estoppel certificate from Tenant; and such other information as Landlord may reasonably request in connection with the proposed or pending Transfer and the proposed Transferee.
     18.3 Reasonable Consent.
     (a) Except as specifically set forth in Section 18.3(b) below or elsewhere in this Article, Landlord will not unreasonably withhold or delay its consent to sublease or an assignment by Tenant. Tenant agrees that Landlord’s withholding of consent to a proposed sublease or assignment will be deemed reasonable if Tenant is in monetary default or in default of other terms after any applicable notice and cure periods, or if any of the following conditions are not SATISFIED: (a) the sublease or assignment complies with this Article and the rest of this Lease, the subtenant or assignee will use the Premises only for the uses permitted in Section 1.1 (k) and otherwise in accordance with this Lease, its use will not increase the risk of possible contamination by Hazardous Materials in Landlord’s reasonable judgment, and the business and reputation of the subtenant or assignee are consistent with the other tenancies and standards of the Project in Landlord’s reasonable judgment; (b) the subtenant or assignee is not a governmental or quasi-governmental entity nor is it a person with diplomatic immunity; (c) the subtenant or assignee is stable and creditworthy and has the independent financial ability to perform its obligations as sublessee or assignee without undue financial burden in Landlord’s reasonable judgment and neither it nor its predecessors in interest has had a receiver appointed to manage its affairs or in connection with any of its assets or been subject to a bankruptcy or reorganization, criminal judgments, sanctions, consent decrees or similar actions by the SEC or other governmental or quasi-governmental authorities; (d) the terms of the Transfer prohibit the Transferee from exercising (or occupying space leased by Tenant pursuant to Tenant’s exercise of) any right to extend, renew or cancel this Lease or any part thereof or lease additional space in the Project; (e) Landlord’s Mortgagees consent (if their consent is required); (f) there will be no more than an aggregate of two (2) subleases of the Premises, (g) the subtenant uses the Premises for an office use consistent with an office use for a Class A office building and (h) neither Tenant nor any broker, agent or other representative retained by tenant shall have publicly advertised the availability of the Premises without prior notice to and approval by Landlord (which approval shall be with respect to the advertisement itself as opposed to the right to advertise), nor shall any public advertisement state the proposed rental, but nothing contained herein shall be deemed to prohibit Tenant, without Landlord’s reasonable consent or approval, from listing with brokers the availability of the Premises for sublet or assignment at any rental rate, and broker’s fliers or listings and Tenant’s marketing materials shall not be deemed to constitute public advertisements. These conditions are not exclusive and Landlord may reasonably consider other factors deemed to be relevant in determining if Landlord should grant or reasonably withhold its consent.
     (b) If Tenant proposes to assign or sublease or otherwise Transfer all or a portion of the Premises (except to a valid assignee or sublessee pursuant to a Transfer permitted without consent under Section 18.5(c)), Landlord will have the right, but not the obligation, either to: consent or reasonably withhold consent under Section 18.3(a). In addition to the options provided in the foregoing sentence, if the proposed transfer is an assignment of sublease of the entire Premises, the Landlord may construe the proposal as an offer to Landlord on the same terms as with the proposed Transferee, which may be accepted by Landlord (although Landlord will always have the right to further sublease, assign or Transfer without Tenant’s review or approval); or terminate the Lease with respect to the space to be assigned, subleased or otherwise Transferred (which space may be reasonably reconfigured by Landlord at its sole cost and expense to obtain a discrete and architecturally complete space leaseable to others if less than all of the Premises is involved), provided that in any case Landlord notifies Tenant in writing within the twenty-one (21) day period described in Section 18.2. If Landlord so elects to terminate, this Lease will terminate on the date specified by Landlord in its notice (but not prior to the proposed transfer date) to Tenant as if such date were the expiration date of this Lease with respect to that space. The termination date specified by Landlord will be not less than thirty (30) days or more than ninety (90) days after the date of Landlord’s election notice. As of the termination date, Tenant no longer will have any liability for the rent and other obligations under the Lease for periods thereafter for that portion of the Premises, and Tenant’s parking rights (assigned and unassigned parking) will be proportionally reduced. At Landlord’s election, Tenant will execute an amendment of this Lease confirming the terms of such termination. If Landlord exercises its right to accept the offer or terminate all or a part of the Lease as set forth above, it will have the right to not lease the space or enter into a lease or other agreement for all or parts of the space from time to time with any other person(s), including, without limitation, Tenant’s proposed Transferee, on terms acceptable to Landlord in its sole and arbitrary discretion, and notwithstanding anything to the contrary, Tenant will have no right or interest in any rent or other consideration payable under those leases or other agreements. Landlord’s right to recapture under this subsection 18.3(b) shall not apply to permitted transfers under Section 18.5(c) below or transfers which would have otherwise been permitted under Section 18.5(c), except the Transferee failed the net worth, credit rating and financial capability test under said subsection (c).
     18.4 No Release of Tenant.
     Whether or not Landlord consents, no Transfer will release or alter the liability of Tenant to pay rent and perform all of Tenant’s other Liabilities under this Lease, nor will it release or alter the Liabilities of any guarantor under any guaranty of this Lease. The acceptance of rent by Landlord from any person other than Tenant is not a waiver by Landlord. Consent to one Transfer will not be deemed to be consent to any subsequent Transfer. If Tenant or any Transferee defaults under this Lease, Landlord may proceed directly against the Transferee and/or against Tenant without proceeding or exhausting its remedies against the other. If Landlord consents, that consent will be valid only if it is in writing, the executed Transfer documents comply with this Article and the information furnished to Landlord by or on behalf of Tenant or the Transferee (and copies of those executed documents are promptly delivered to Landlord), and such information is true and correct in all material respects.
     18.5 Additional Terms.
     (a) This Article is binding and will apply to every Transferee, at every level. The surrender of this Lease or its termination will not be a merger, but Landlord will have the right to terminate all subleases and the occupancy rights of all Transferees. Tenant will pay to Landlord as additional rent: fifty percent (50%) of rent and other consideration paid or payable for or by reason of any assignment of this Lease after Tenant first recovers its bona fide, reasonable, out-of-pocket costs paid to unaffiliated third parties for attorneys fees, brokerage commissions, and new tenant improvements or allowances and reasonable marketing costs solely for that assignee or subtenant. At Landlord’s option, Landlord may collect all or any part of this additional rent directly from the payor, and consideration paid or payable will be defined in its broadest sense. Tenant will promptly deliver to Landlord copies of all executed Transfer documents, all collateral agreements and all later amendments. Tenant will promptly pay Landlord’s reasonable attorneys’ fees and other costs in connection with any request for Landlord’s consent to a Transfer; provided, however, that such costs shall not exceed $1,000.00. A listing of any name other than Tenant’s name on the doors or walls of the Premises or elsewhere in the Project will not be deemed to be an implied consent by Landlord to any sublease, assignment, occupancy or other Transfer nor constitute a waiver of Landlord’s right to withhold consent to any Transfer or Tenant’s failure to comply with this Article. Landlord’s profit sharing rights under subsection 18.5(a) does not apply to permitted transfers under Section 18.5(c) below.
     (b) A Transferee (which for these purposes will exclude any permitted sublessee but will include any assignee by contract, foreclosure, operation of law or otherwise) will be deemed to have assumed all of Tenant’s obligations and Liabilities under this Lease (all of which will be deemed to run with the land) and will be deemed to be bound by this Lease, and Tenant and the Transferee will indemnify Landlord and hold it harmless from all Liabilities in connection with the Transfer. To confirm the foregoing, a prospective Transferee (other than a permitted sublessee) will be required to execute and deliver to Landlord an unconditional written assumption of Tenant’s Liabilities under this Lease and an unconditional written indemnity as described above, and Tenant and the Transferee will be deemed to be jointly and severally liable for all Liabilities of the Tenant under this Lease and any existing amendments thereto (although such a written assumption will not be required to establish the full liability of the Transferee for all of Tenant’s Liabilities under this Lease). Notwithstanding anything to the contrary in a sublease, each sublease will be deemed to include and incorporate the following provisions: it will be subject and subordinate to this Lease in all respects, if there is any conflict the terms of this Lease will control, and all restrictions and limitations on and obligations of Tenant under this Lease (except with respect to the payment of rent and the length of the term) are incorporated into the sublease; the subtenant will represent that it has reviewed and approved all of the terms of this Lease; any Alterations that require Landlord’s consent under this Lease will also require Landlord’s consent under the sublease; Tenant and the subtenant will indemnify Landlord and hold it harmless from all Liabilities in connection with the sublease to the same extent as provided in this Lease; the subtenant will acquire no rights or claims against Landlord or its Affiliates and will not have the right to exercise any of Tenant’s rights or options to renew, extend or lease additional space in the Project, or any other rights and remedies under this Lease against Landlord; the subtenant will maintain the same insurance as is required to be maintained by Tenant under this Lease endorsed in the same manner to Landlord and its designees, and on their behalf and on behalf of their insurers, the subtenant and its Affiliates waive subrogation, and they waive and discharge Landlord and its Affiliates from, all claims in connection with any Liabilities incurred by subtenant or its Affiliates in connection with the sublease, the Premises, or the rest of the Project; there will be no privities of contract or estate between the subtenant and Landlord (except if and to the extent necessary to permit Landlord to enforce its rights and remedies); the subtenant will not have the right or power to further Transfer its subleased space or any interest in the sublease or that space or to amend the requirements in this Lease that are incorporated into the sublease; amendments to the sublease will require Landlord’s prior written approval; Tenant and subtenant will concurrently deliver to Landlord copies of any notices of default or breach or similar notices sent or received by them; and if this Lease terminates pursuant to its terms or by reason of default, operation of law, or agreement between Landlord and Tenant, or Landlord rightfully reenters or repossesses the Premises, Landlord will have the right and power (but not the obligation) to terminate the sublease without any incurring any Liabilities (all of which are hereby waived by Tenant, the subtenant and their respective Affiliates), or at its option permit the sublease to continue with Landlord becoming the sublessor thereunder, in which case the subtenant will attorn to Landlord, but Landlord will not be liable for Tenant’s acts or omissions, or any claims, defenses or offsets against or obligations of Tenant, nor will it be bound by any amendment to the sublease made without Landlord’s prior written consent. By entering into a sublease, Tenant and the sublessee agree that if the sublessee breaches an obligation under its sublease which would also constitute a default by Tenant under this Lease if not cured within applicable grace periods, it will be a default under this Lease and then Landlord will have all of the rights and remedies against the subtenant that is also has against Tenant for such a default. Without limiting the generality of the foregoing, Landlord will be permitted (by assignment of the cause of action or otherwise) to join the Tenant in any action or proceeding against subtenant or to proceed against the subtenant directly in the name of Tenant to enforce these rights and remedies. Tenant and subtenant will cooperate with Landlord and execute such documents as may be reasonably necessary to implement the terms, rights and remedies set forth in this Section 18, including, without limitation, (explicitly or incorporating them by written reference) in the sublease at Landlord’s election. The exercise of these rights and remedies will not constitute an election of remedies and will not in any way impair Landlord’s right to pursue other or similar rights and remedies directly against Tenant, nor will the grant or exercise of these rights or remedies result in the subtenant acquiring any rights or claims against Landlord or its Affiliates. Transferees will not have the right or power to make further Transfers, and any attempt to do so will be null and void and a default unless otherwise specifically elected by Landlord in writing. As a material inducement to Landlord to enter into this Lease, Tenant agrees to make each prospective Transferee aware of the terms of this Article and will deliver to each prospective Transferee a true and correct copy of this Lease prior to any Transfer, and each document of assignment, sublease or other Transfer, at every level, will include or explicitly incorporate the terms of this Article. Landlord may reasonably require confirming and/or additional assurances and agreements for its protection from Tenant and the Transferee, each of whom agrees to give such assurances and execute such agreements.
     (c) If Tenant is a corporation, partnership, association or limited liability company, the Transfer of more than forty percent (40%) of Tenant’s capital stock, assets, partnership interests, or interests in the association or limited liability company, to any person or affiliated persons, or any dissolution, merger, consolidation or other reorganization of Tenant, whether directly or indirectly, by sale, conveyance, withdrawal, operation of Laws or otherwise, or by one or more transactions (other than by unrelated transactions of stock which is listed on a public exchange, such as the NYSE or NASDAQ), will deemed to be an attempted Transfer of this Lease and subject to all of the terms of this Article and the rest of this Lease and the Transferee (or surviving person) will be deemed to have assumed all of the Liabilities of Tenant under this Lease. However, an assignment or sublease by Tenant to its parent corporation or wholly-owned subsidiary, or to an entity that acquires all or substantially all of Tenant’s assets, or to an entity into which Tenant is merged or consolidated or to any related affiliate, will be deemed to be a permitted assignment or sublease, as applicable, where Landlord’s consent is not required, provided that it is a bona-fide transaction and not a subterfuge to avoid the consent provisions of this Lease, the rest of this Article is complied with, the Transferee has a net worth (not including good will as an asset), credit rating and financial capability at least equal to Tenant’s when Tenant executed this Lease or at the time of the proposed Transfer (for each category, whichever is greater), as certified by Tenant and the Transferee (or surviving person) and as evidenced by GAAP financial statements audited by an independent CPA, and the Transferee unconditionally assumes in writing for Landlord’s benefit all of Tenant’s Liabilities under this Lease. If the Transferee in a Transfer subject to this Section 18.4 (c) satisfies all of the requirements provided above, except the net worth, credit rating, and financed capabilities test; then Tenant may Transfer this Lease to such Transferee without Landlord’s consent, provided Tenant deposits as a Security Deposit an amount equal to the unamortized costs of Landlord’s Work and any brokerage fees or commissions paid by Landlord in connection with this Lease. Such amount shall be deposited as security for the performance of Tenant’s obligations under this Lease and shall be delivered to Landlord prior to the effective date of the Transfer.

19. MORTGAGEE PROTECTION.
     19.1 Subordination and Attornment.
     This Lease is subordinate to all Superior Leases and Mortgages, and Tenant will attorn to each person or entity that succeeds to Landlord’s interest under this Lease. This Section is self-operative as to Superior Leases and Mortgages and Landlord’s Mortgagees existing when this Lease is executed, but if requested to confirm a subordination and/or attornment, Tenant will execute subordination and attornment agreements furnished by the then-current Landlord’s Mortgagees within fifteen (15) days after request. The landlord agrees to use commercially reasonable efforts to obtain the execution and delivery to Tenant of recordable agreements by the holders of all Superior Leases and Mortgages covering the Premises which are of record prior to the execution and delivery of this Lease and by anyone having any interest in the leased premises which is superior to the interest or title of Landlord or which might at any time adversely affect Tenant’s possession or right to possession of the Premises under the terms of this Lease, which agreements shall provide that, so long as the Tenant shall not be in terminable default under the Lease, this Lease will not be affected and Tenant’s possession hereunder will not be disturbed by any default in or foreclosure of such mortgage and Tenant shall continue peaceably to hold and enjoy the Premises for the remainder of the lease term (and any extension thereof) upon all the same terms, covenants and conditions of this Lease, however, the failure to provide one will not constitute a default by the Landlord. The Landlord will use commercially reasonable efforts to obtain a similar agreement from subsequent mortgagees; however, the failure to provide one will not constitute a default by the Landlord. At the request of those Landlord’s Mortgagees, Tenant will execute the Mortgagee’s standard form subordination, non-disturbance and attornment agreements to provide for the foregoing. However, if a Landlord’s Mortgagee elects in writing, this Lease will be superior to the Superior Leases and Mortgages specified, regardless of the date of recording, and Tenant will execute an agreement confirming this election on request.
     19.2 Mortgagee’s Liability and Right to Cure.
     The obligations and Liabilities of Landlord, Landlord’s Mortgagees or their successors under this Lease will exist only if and for so long as each of these respective parties owns fee title to the Project or is the lessee under a ground lease of the Project. Tenant will be liable to Landlord’s Mortgagees or their successors if any of those parties become the owner of the Project for any base rent paid more than thirty (30) days in advance. Landlord’s Mortgagees and their successors will not be liable for: (a) acts or omissions of prior owners; (b) the return of any security deposit not delivered to them; or (c) amendments to this Lease made without their consent (if their consent is required under a Superior Lease or Mortgage). Notwithstanding anything to the contrary, nothing in this Section or the rest of this Lease obligates those parties to correct or cure any such act or omission or is meant to imply that Tenant has the right to terminate this Lease or be released from its obligations and Liabilities or offset or reduce rent or collect damages unless that right is explicitly granted elsewhere in this Lease, and if not so granted those rights are irrevocably waived. Notwithstanding anything to the contrary, no act or omission (if any) which otherwise might entitle Tenant under the terms of this Lease or otherwise to be released from any obligations or Liabilities under this Lease or to terminate this Lease or to make a claim against the owner of the Project Will result in or permit such a release, termination or claim unless the act or omission is a material obligation of Landlord under this

Lease, Tenant first gives written notice of the act or omission to Landlord and Landlord’s Mortgagees, and those parties then fail to correct or cure the act or omission within a reasonable time thereafter (which will not be less than ninety (90) days).
20. ESTOPPEL CERTIFICATES.
     Within fifteen (15) days after written request by either party, the other party will execute and deliver an estoppel certificate in form satisfactory to the requesting party or its designees which will certify (except as may be truthfully and accurately noted) such information concerning this Lease and associated matters as the requesting party or its designees may reasonably request.
21. DEFAULT.
     The occurrence of one or more of the following events will be a default by Tenant under this Lease: (a) if there ever is a Guaranty of any of Tenant’s Liabilities under this Lease, a default by a Guarantor thereunder; (b) the failure to pay rent or any other required amount within five (5) days after written notice that the payment is due; (c) as provided in Articles 23 and 25; (d) a Transfer or attempted Transfer in violation of Article 18; (e) Tenant’s failure to maintain its required insurance policies; or (f) Tenant’s failure to observe or perform any other obligation, term or condition within the time period specified in this Lease, .and if no time period is specified, it will be a default if this failure continues for fifteen (15) days after written notice from Landlord to Tenant, but if more than fifteen (15) days reasonably are required to cure, Tenant will not be in default if Tenant begins to cure within the fifteen (15) day period and then diligently completes the cure as soon as possible but in any case within sixty (60) days after the notice of default is given. The term “default” or ‘Tenant default” or similar wording as used in this Lease means a default as defined in this Section 21, but notwithstanding the foregoing or anything else to the contrary, if there is an Event of Bankruptcy as described in Section 23 (Exhibit E), Tenant will still be deemed to have been and to be in default if it fails to pay or perform its obligations under this Lease as and when required even if Landlord does not deliver or is prevented from delivering a notice of such failure.
22. REMEDIES FOR DEFAULT.
     22.1 General.
     If Tenant defaults past any applicable notice and cure period, Landlord may at any time thereafter, with or without notice or demand, choose any or all of the following remedies or pursue any other right or remedy now or hereafter available to Landlord under this Lease or at law or in equity:
     (a) At Landlord’s written election the following amounts will become immediately due and payable in advance:
     (i) The unpaid rent which has accrued and would have accrued up to the date of payment, plus late charges, plus interest from the dates such rent was due to the date of payment at the Default Rate; plus

     (ii) The amount by which the whole balance of unpaid rent which would have become due had this Lease continued for the balance of the term (discounted to the date of payment at the rate of seven percent (7%) per annum) exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided (also discounted at the rate of seven percent (7%) per annum). Tenant will have the burden of proving the amount of rental loss that reasonably could have been avoided by Landlord, until the expiration of the term of this Lease from any reletting of the Premises entered into by Landlord at the time (discounted at the rate of 7% per annum, and excluding from such net rental utility charges and other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority); plus
     (iii) The reasonable costs of enforcing the terms of this Lease, including, without limitation, costs for attorneys’ fees, investigations, and performing Tenant’s obligations as necessary, and/or
     (b) Landlord may terminate this Lease by written notice to Tenant. If Landlord elects to terminate this Lease under the provisions of this Section, Landlord may recover from Tenant a judgment and Tenant will be liable for damages computed in accordance with the following formula, in addition to Landlord’s other remedies:
     (i) The unpaid rent which has accrued and would have accrued up to the time of judgment, plus late charges, plus interest from the dates such rent was due to the date of the judgment at the Default Rate; plus
     (ii) The amount by which the whole balance of unpaid rent which would have become due had this Lease continued for the balance of the term after the date of judgment (discounted to the date of payment at the rate of seven percent (7%) per annum) exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided (also discounted at the rate of seven percent (7%) per annum). Tenant will have the burden of proving the amount of rental loss that reasonably could have been avoided by Landlord, until the expiration of the term of this Lease from any reletting of the Premises entered into by Landlord at the time (discounted at the rate of 7% per annum, and excluding from such net rental utility charges and other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority); plus
     (iii) The reasonable costs of enforcing the terms of this Lease, repossessing, repairing, and reletting the Premises (excluding any costs to build out the Premises), reasonable marketing, brokerage and attorneys* fees and costs, and any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease and/or which in the ordinary course would be likely to result therefrom.
     Notwithstanding the foregoing, to avoid a duplication of payments, if Landlord has actually received payment in full of all accelerated rent for the Lease term and the other amounts as described in Section 22.1(a) above, it cannot thereafter also receive additional amounts under this Section 22.1 (b), and/or
     (c) Subject to the terms of this Lease, Landlord or its designees may, without further notice or demand but otherwise subject to law, enter the Premises without being guilty of trespass and without incurring (and Tenant hereby waives) Liabilities for damages for such entry or for the manner thereof, for the purpose of distraint or execution and/or to take possession of the Premises, and/or to terminate Tenant’s right of possession and/or to expel Tenant and its Affiliates and remove their property, and/or
     (d) Landlord may enforce this Lease in accordance with its terms and Tenant will continue to be responsible for all charges as and when they become due, and/or
     (e) After reentry, retaking or recovering of the Premises, with or without terminating this Lease, and without limiting Landlord’s acceleration right or other rights and remedies, Landlord may (but will not be obligated to) relet the Premises or any part(s) thereof to such person(s) upon such terms, as may, in Landlord’s sole discretion seem best for a term within or beyond the term of this Lease. Any such reletting by Landlord before termination of this Lease will be for Tenant’s account, and may be in Landlord’s name or Tenant’s name, and Tenant will remain liable for all rent and additional rent (including all charges and damages) due at the time of the reletting plus all of such amounts that otherwise would have been due under this Lease for the balance of the term absent any expiration, termination, repossession or reletting, plus all costs of the type described in Sections 22.1(b)(iii) and (iv), as accelerated or, if not accelerated, as they accrue. However, until this Lease expires or is terminated, each month Tenant will receive a credit against its obligations equal to the net rental proceeds (excluding utility charges or other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority), if any, actually paid to Landlord in that month by the party or parties to whom the Premises were relet, but this credit will never be more than the amounts owed by Tenant to Landlord for that month. Further, Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant’s agent to collect the rents due and to become due from all sublessees and Transferees and apply the same to the rent due hereunder without in any way affecting Tenant’s obligation to pay any unpaid balance of rent due or to become due hereunder.
     Except as provided herein, Tenant waives the right under any Laws to any notice to remove or quit and any and all rights of redemption or similar rights regardless of the circumstances, and any rights or claims against Landlord or its Affiliates in connection with any loss, theft, damage or destruction of Tenant’s Property or any other property of Tenant or its Affiliates. For the purposes of computing any rent due hereunder, the amounts of additional rent which would have been payable per year under this Lease will be such amounts as were or would have been payable as specified in this Lease or, if not specified, as reasonably estimated by Landlord (in either case without the benefit of any abatement to which Tenant may have been entitled) for the calendar year in which the default occurred, increasing annually on the first day of each calendar year thereafter at the rate of seven percent (7%) per annum, cumulative and compounded. As used in this Article, the “term” means the initial term of this Lease and any renewals or extensions to which Tenant will have become bound prior to the default.

     22.2 Remedies Cumulative.
     All remedies available to Landlord hereunder and at law and in equity will be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises will deprive Landlord of any remedies or actions against Tenant for rent, for charges or for damages for the breach of any covenant, agreement or condition, nor will the bringing of any such action for rent, charges or breach, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, will be construed as an election by Landlord to terminate this Lease unless specific written notice of such election is given by Landlord to Tenant
     22.3 Performance by Landlord.
     If Tenant defaults or fails to perform any of its obligations under this Lease, past any applicable notice and cure period, Landlord, without waiving or curing the default or failure, may, but will not be obligated to, perform Tenant’s obligations for the account and at the expense of Tenant. Notwithstanding Section 22.2, in the case of an emergency or to prevent damage or injury or protect health, safety or property, Landlord need not give any notice before performing Tenant’s obligations. Tenant will pay on demand all costs and expenses incurred by Landlord in connection with Landlord’s performance of Tenant’s obligations after Tenant’s default and failure to cure, and Tenant will indemnify Landlord for and hold Landlord harmless from all Liabilities incurred by Landlord in connection therewith.
     22.4 Post-Judgment Interest.
     The amount of any judgment obtained by Landlord against Tenant in any legal proceeding arising out of Tenant’s default under this Lease will bear interest until paid at the Wells Fargo Bank prime rate plus four percent (4%), or the maximum rate permitted by law, whichever is less (the “Default Rate”). Notwithstanding anything to the contrary contained in any Laws, with respect to any damages that are certain or ascertainable by calculation, interest will accrue from the day that the right to the damages vests in Landlord, and in the case of any unliquidated claim, interest will accrue from the day the claim arose.
23. BANKRUPTCY. [SEE EXHIBIT E]
24. GENERAL PROVISIONS.
     24.1 Holding Over.
     Tenant will not hold over in the Premises after the end of the Lease term without the express prior written consent of Landlord. Tenant will indemnify Landlord for, and hold Landlord harmless from, any and all Liabilities arising out of or in connection with any holding over, including, without limitation, any claims made by any succeeding tenant and any loss of rent suffered by Landlord. If, despite this express agreement, any tenancy is created by Tenant’s holding over, except as specifically set forth in the next sentence the tenancy will be a tenancy at sufferance terminable at Landlord’s sole option on thirty (30) days written notice to Tenant, but otherwise subject to the terms of this Lease, except that the most recent annual base rent will be multiplied by 1.5. Tenant will have no rights to lease any additional space in the Project or extend the term, and notwithstanding anything to the contrary Landlord will incur no Liabilities of any type to Tenant or its Affiliates during any holdover period, all of such Liabilities hereby being waived by Tenant. Nothing in this Article or elsewhere in this Lease permits Tenant to hold over or in any way limits Landlord’s other rights and remedies if Tenant holds over. Nothing in this section shall be construed as a waiver by the Landlord of a claim for damages as a result of the Tenant holding over.
     24.2 Entry By Landlord.
     (a) Subject to the terms of this Section, Landlord and its Affiliates at all times upon no less than one business day prior notice (except in the event of an emergency or daily cleaning or maintenance) have the right to enter the Premises, and Landlord will retain (or be given by Tenant) keys to unlock all the doors to or within the Premises, excluding doors to Tenant’s vaults and files. If Landlord enters the Premises on an emergency basis, it shall use reasonable efforts to provide notice of such entry to Tenant as soon as practicable after such entry. Landlord in good faith will attempt to avoid disturbing the conduct of Tenant’s business by such entry more than is reasonably necessary under these circumstances. But, Landlord need not give notice and will have the right to use any means necessary to enter the Premises if Landlord believes there is an emergency or that entry is necessary to prevent damage or injury or protect health, safety or property. Entry to the Premises and the exercise of Landlord’s rights as provided herein will not, under any circumstances, be deemed to be a default, a forcible or unlawful entry into or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof, nor will it subject Landlord to any Liabilities or entitle Tenant to any compensation, abatement of rent or other rights and remedies.
     (b) Notwithstanding anything to the contrary, Landlord reserves from the rights granted to Tenant in this Lease, and Tenant agrees to permit, the right of emergency access through the Premises for Landlord and other tenants and occupants of the Building (and their respective Affiliates). To accommodate this emergency access, Landlord will have the right to use existing (or if not already existing, at its cost install new) doors, hardware and locking devices in the Premises and to comply with applicable Laws in providing this access, and all of this work will be performed in a good and workmanlike manner and so as not to disturb the conduct of Tenant’s business more than is reasonably necessary under the circumstances.
     24.3 Brokers.
     Tenant represents and warrants that Bailes & Associates, Inc and Trammell Crow are acknowledged as the sole Brokers of record for Tenant in this proposed transaction and Bailes & Associates, Inc and Trammell Crow will be paid a brokerage fee per a separate agreement. Tenant will indemnify Landlord for any Liabilities incurred in connection with any breach of this representation and warranty. Landlord will be obligated to Tenant’s Broker only if and when Landlord and Tenant’s Broker execute and deliver a final and binding agreement setting forth the terms of such obligation.

     24.4 Quiet Enjoyment.
     So long as Tenant pays all rent and performs its other obligations as required, Tenant may quietly enjoy the Premises without hindrance or molestation by Landlord or any person lawfully claiming through or under Landlord, subject to the terms of this Lease and the terms of any Superior Leases and Mortgages, and all other agreements or matters of record or to which this Lease is subordinate.
     24.5 Security.
     Landlord shall provide, the cost of which is included as an Operating Expense security for the Building 24-hours a day, 7 days per week.
     24.6 Obligations: Successors: Recordation.
     If Tenant consists of more than one person or entity, the obligations and liabilities of those persons or entities are joint and several. Subject to the terms of this Lease, time is of the essence of this Lease. Subject to the restrictions in Section 18, this Lease inures to the benefit of and binds Landlord, Tenant and their respective Affiliates. Tenant will not record this Lease, but Tenant may record a notice of this Lease pursuant to Massachusetts General Laws Chapter 183, Section 4 (or Chapter 185, Section 71 for registered land) and Landlord agrees to execute such a notice if requested by Tenant If the Notice is recorded, the Tenant agrees, upon the termination of this Lease for any reason, to execute a Release of the Notice of Lease.
     24.7 Late Charges.
     If any rent or other amounts payable by Tenant are not received within five (5) days after Tenant receives written notice from Landlord of Tenant’s failure to pay rent on the due date, Tenant will pay to Landlord on demand a late charge equal to five percent (5%) of the overdue amount, and if not received within ten (10) days after the due date, the amounts also will bear interest from the due date until paid at the Default Rate. Collection of these late charges and interest will not: be a waiver or cure of Tenant’s default or failure to perform; be deemed to be liquidated damages, an invalid penalty or an election of remedies; or prevent Landlord from exercising any other rights and remedies.
     24.8 Accord and Satisfaction.
     Neither endorsements nor statements on any check or any letter accompanying any check or payment, nor payment by Tenant or acceptance by Landlord of less than the full amount of rent or any other amount due, will be binding on Landlord nor will they be deemed to be a waiver, settlement, or accord and satisfaction. Amounts received by Landlord will be deemed to be on account of amounts due and may be applied in such order and to such obligations as Landlord determines in its sole discretion. Landlord may accept any check or payment without prejudice to any of Landlord’s rights and remedies, including, without limitation, the right to recover the full amount due.
     24.9 Prior Agreements; Amendments: Waiver.

     This Lease is an integrated document and contains all of the agreements, conditions, representations, and warranties and other terms between the parties in connection with the Project or the leasing of the Premises or any other parts of the Project or any other matter covered or mentioned in this Lease, and supersedes all prior agreements or understandings. This Lease may not be amended except by an agreement in writing signed and delivered by the parties. Except as may be specifically set forth in this Lease, all waivers must be in writing. Landlord will not be bound by any purported waiver (including, without limitation, any purported waiver in connection with a Transfer) unless the waiver is in writing, specifies the obligation, term, condition, act, omission, or agreement to be waived, and is executed and delivered by Landlord, and for example (but not by way of limitation), Landlord’s acceptance of less than the full amount of rent due, acceptance of funds from any other source, collection of a late charge, application of a security deposit, failure to notify, failure to pursue rights and remedies, or failure to insist on strict performance will not be a waiver, whether or not Landlord has knowledge of a breach or default and regardless of the passage of time or continuation of conduct. Landlord’s waiver of any obligation, term, condition, act, omission, or agreement will not be deemed to be a waiver of any other, or subsequent, obligation, term, condition, act, omission, or agreement, whether similar or dissimilar, nor of any of Landlord’s rights and remedies.
     24.10 Representations: Inability to Perform.
     Except as provided herein, Tenant is not relying on and was not induced to sign this Lease as a result of any statements, information, projections, representations or warranties of any kind, express or implied, with respect to the Premises, the Project or this transaction, and instead Tenant entered into this Lease based on its own independent investigation and assessment. Landlord and Tenant will not be in default (other than monetary defaults) nor incur any Liabilities if it can’t fulfill any of its obligations, or is delayed in doing so, because of accidents, breakage, strike, labor troubles, war, terrorism, sabotage, governmental regulations or controls, inability to obtain materials or services, acts of God, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control (sometimes referred to as “force majeure”).
     24.11 Legal Proceedings.
     In any action or proceeding involving or relating in any way to this Lease, the court or other person or entity having jurisdiction in such action or proceeding will award to the party in whose favor judgment is entered the actual attorneys’ fees and costs incurred. Tenant also will indemnify Landlord for, and hold Landlord harmless from and against, all Liabilities incurred by Landlord if Landlord becomes or is made a party to any proceeding or action (unless caused by Landlord’s negligence or willful misconduct): (a) involving Tenant and any third party, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; or (b) necessary to protect Landlord’s interest under this Lease in a proceeding under the Bankruptcy Code that involves Tenant or its Affiliates. Unless prohibited by law, Tenant and Landlord each waives the right to trial by jury in all actions involving or related to this Lease, the Project or any collateral or subsequent agreements between the parties, and Tenant waives any right to impose a counterclaim in any proceeding brought for possession of the Premises as a result of Tenant’s default (although Tenant will retain whatever rights it may have to bring a separate claim against Landlord). Tenant and Landlord each also submits to and agrees not to contest the sole and exclusive jurisdiction of the state and federal courts located in Massachusetts to adjudicate all matters in connection with this Lease and agrees that it will bring all suits and actions only in such Massachusetts courts and not to seek a change of venue. In any circumstance where a party is obligated to indemnify or hold harmless the other party under this Lease, that obligation also will run in favor of the other party’s Affiliates, and will include the obligation to protect the other party and its Affiliates, and defend them with counsel reasonably acceptable to the other party. Counsel engaged by an insurance carrier will be deemed acceptable by the parties. These obligations to indemnify, hold harmless, protect and defend will survive the expiration or termination of this Lease.
     24.12 Ownership: Invalidity: Remedies: Choice of Law.
     As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises. Landlord covenants and warrants (a) that Landlord is the record owner of the leased Premises and has the full right and title to lease the leased Premises to Tenant under this Lease; and (b) that at the time of the delivery of the leased Premises to Tenant, the leased Premises shall, to its knowledge, be in conformity with all applicable Laws, ordinances, by-laws, rules and regulations of the appropriate governmental authorities. Upon each conveyance (whether voluntary or involuntary) of fee title, the conveying party will be relieved of all Liabilities and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission occurring after the date of such conveyance. Landlord may Transfer all or any portion of its interests in this Lease, the Premises, or the Project without affecting Tenant’s obligations and Liabilities under this Lease. Tenant has no right, title or interest in the name of the Building or the Project, and may use these names only to identify its location. Any provision of this Lease which is invalid, void or illegal will not affect, impair or invalidate any of the other provisions and the other provisions will remain in full force and effect. Landlord’s rights and remedies are cumulative and not exclusive. This Lease is governed by the laws of Massachusetts applicable to transactions to be performed wholly therein.
     24.13 Expense: Consent.
     Unless otherwise provided in this Lease, a party’s obligation will be performed at that party’s sole cost and expense, except when Landlord is performing Tenant’s obligations because of Tenant’s default or failure to perform or as otherwise permitted in this Lease. Landlord has agreed in a number of instances in this Lease to consent, approve or exercise its judgment reasonably. Therefore, to avoid potential misunderstandings, except where it is expressly provided that Landlord will hot unreasonably withhold its consent or approval or exercise its judgment reasonably, Landlord may grant or withhold its consent or approval and exercise its judgment arbitrarily and in its sole and absolute discretion. In any dispute involving Landlord’s withholding of consent or exercise of judgment, the sole right and remedy of Tenant and its Affiliates is declaratory relief (i.e., that such consent should be granted), and Tenant and its Affiliates waive all other rights and remedies, including, without limitation, claims for damages.
     With respect to any provision of this Lease which provides, in effect, that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant, in no event, be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed any consent or approval, and Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.
     24.14 Presumptions: Exhibits: Submission.
     This Lease will be construed without regard to any presumption or other rule requiring construction or interpretation against the party drafting the document. The titles to the Articles and Sections of this Lease are not a part of this Lease and will have no effect on its construction or interpretation. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular, and the masculine, feminine and neuter genders each include the others, and the word “person” includes individuals, corporations, limited liability companies, partnerships and other entities. All addenda, exhibits and riders specifically referred to or that are meant to be attached to this Lease are incorporated in this Lease by this reference. The submission of this Lease to Tenant or its broker, agent or attorney for review or signature is not an offer to Tenant to lease the Premises or the grant of an option to lease to Premises. This Lease will not be binding on either party unless and until it is executed and delivered by both Landlord and Tenant.
     24.15 Cooperation.
     Tenant will cooperate reasonably with Landlord in connection with this Lease, Landlord’s ownership, operation, management, improvement, maintenance, and repair of the Premises and the rest of the Project, and Landlord’s exercise of its rights and obligations under this Lease. If necessary, this cooperation will include, without limitation, moving machinery or equipment within the Premises and allowing Landlord sufficient space within the Premises to enable Landlord to perform any work that Landlord has the right or is required to perform under this Lease.
     24.16 Notices.
     Unless otherwise specified in this Lease, all notices, demands or communications required or permitted under this Lease (“Notices”) will be in writing and will be delivered in person, or by recognized overnight national courier (such as Federal Express or the equivalent), or by certified mail, return receipt requested, postage prepaid, or by telecopy (and if delivered by telecopy, a copy of the Notice also must be sent by one of the other methods above within one (1) business day thereafter). Notices to Tenant will be delivered to the addresses as are listed in Section 1.1(l) as receiving copies of Notices to Tenant. Notices to Landlord will be delivered to the addresses for Landlord in Section 1.1(m) and such other addresses as are listed in Section 1.1(m) as receiving copies of Notices to Landlord. A party may change the addresses to which Notices directed to be delivered by written Notice to the other party in accordance with these terms. Notices will be deemed given and received on the earlier of delivery or refusal to accept delivery, and if delivered by telecopy when receipt is confirmed electronically, provided that a copy is also delivered by one of the other methods described above as and when required.
     24.17 Security Deposit; Remaining Security Deposit.

     Within 30 days of the execution of this Lease, Tenant will deposit $ 0.00 with Landlord as security for the performance of Tenant’s obligations (hereinafter the “Security Deposit”). If Tenant fails to perform its Lease obligations as required, Landlord may, but will not be obligated to, apply all or any part of the Security Deposit for the payment of any amounts due or any other Liabilities which Landlord may incur. Landlord need not keep the Security Deposit separate from its general funds, and Tenant will not receive interest on the Security Deposit. If Tenant complies with all of the provisions of this Lease, the unused portion of the Security Deposit will be returned to Tenant or its assignee after the end of this Lease and the surrender of possession of the Premises to Landlord in the condition required.
     24.18 Other Defined Terms.
     (a) “Affiliates” means a person’s: partners, directors, officers, shareholders, agents, employees, parents, subsidiaries, affiliated parties, invitees, customers, licensees, concessionaires, contractors, subcontractors, successors, assigns, subtenants, and representatives, or other persons controlling, controlled by or under common control with that person.
     (b) Intentionally deleted.
     (c) “Landlord’s Mortgagees” means the lessors or mortgagees under the Superior Leases and Mortgagees and their successors and assigns. The current Landlord’s Mortgagee is PRINCIPAL LIFE INSURANCE COMPANY c/o Principal Real Estate Investors, LLC at 801 Grand Avenue, Des Moines, Iowa 50392-1450 and LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE-NEW YORK BRANCH, c/o Principal Real Estate Investors, LLC at 801 Grand Avenue, Des Moines, Iowa 50392-1450.
     (d) “Laws” means: laws, codes, decisions, ordinances, rules, regulations, licenses, permits, and directives of governmental and quasi-governmental officers, including, without limitation, those relating to building and safety, fire prevention, health, energy conservation, hazardous substances, and environmental protection.
     (e) “Liabilities” means: all costs, damages, claims, injuries, liabilities and judgments, including, without limitation, attorneys’ fees and costs (whether or not suit is commenced or judgment entered).
     (f) “Superior Leases and Mortgages” means all present and future ground leases, underlying leases, mortgages, deeds of trust or other encumbrances, and all renewals, modifications, consolidations, replacements or extensions thereof and advances made thereunder, affecting all or any portion of the Premises or the Project.
     (g) “Systems and Equipment” means: when used generally, all HVAC, plumbing, mechanical, electrical, lighting, water, gas, sewer, safety, sanitary, and any other utility or service facilities, systems and equipment, and all associated pipes, ducts, poles, stacks, chases, conduits, wires, and facilities; and when used specifically, a specified installation or type of equipment or utility service and all associated pipes, ducts, poles, stacks, chases, conduits, wires and facilities.

25. HAZARDOUS SUBSTANCES.
     Without limiting the generality of any portion of this Lease, Tenant and its Affiliates will:
     (a) Not store, handle, transport, use, process, generate, discharge or dispose of any hazardous, toxic, corrosive, dangerous, explosive, flammable or noxious substances, gasses or waste, whether now or hereafter defined under applicable Laws (including, without limitation, CERCLA, SARA, RCRA, TSCA, CWA, Chapter 21E of Massachusetts General Laws and any other Laws promulgated by the EPA, OSHA or Commonwealth of Massachusetts) or otherwise (collectively, “hazardous substances”), from, in or about the Premises or the rest of the Project, or create any release or threat of release of any hazardous substances, although Tenant will be permitted to use, store and dispose of customary office supplies in amounts typical of normal office use that contain de minimus amounts of hazardous substances, provided that Tenant at all times strictly complies with applicable Laws. If any of the foregoing occur, or if Landlord reasonably and in good faith believes that any of the foregoing have occurred or are likely to occur or that Tenant and its Affiliates are not complying fully with this Article, in addition to any other rights and remedies of Landlord (all of which are cumulative and not exclusive), Tenant and its Affiliates immediately will cease the acts or omissions and at Landlord’s request Tenant will take such actions as may be required by applicable Laws and as Landlord may reasonably direct to cure, remediate or prevent the problem. Tenant and its Affiliates will comply fully with all applicable Laws and insurance requirements in connection with or related to hazardous substances.
     (b) Immediately pay, and indemnify Landlord for, all Liabilities in connection with or arising directly or indirectly from any breach by Tenant or its Affiliates of their obligations in this Article, including, without limitation, attorneys’ fees and costs and the costs of any of the following, whether required by Landlord, applicable Laws or insurance requirements or otherwise: any “response actions” or “responses”; any surveys, “audits”, inspections, tests, reports or procedures deemed necessary or desirable by Landlord or governmental or quasi-governmental authorities to determine the existence or scope of any hazardous substances or Tenant’s compliance with this Article, and any actions recommended to be taken in connection therewith; compliance with any applicable Laws and insurance requirements; any requirements, directives or plans for the prevention, containment, processing, storage, clean-up, remediation or disposal of hazardous substances; the release and discharge of any resulting liens; and any other injury or damage. On the expiration or earlier termination of this Lease, Tenant will leave the Premises free of hazardous substances which have been brought onto the Premises by Tenant during the lease term, as it may be extended herein.
     (c) Immediately deliver to Landlord copies of any notices, information, reports, and communications of any type received or given in connection with hazardous substances, including, without limitation, notices of violation and settlement actions from or with governmental or quasi-governmental authorities, reports from Tenant’s engineers or consultants, and the results of any analyses conducted by or for Tenant. Tenant specifically grants Landlord the right to participate in all discussions and meetings regarding actual or potential violations, settlements or abatements.

     Tenant’s failure to comply with the requirements of this Article will be a material default under this Lease. All of Tenant’s obligations under this Article will survive the expiration or earlier termination of this Lease.
26. EXCULPATION.
     Notwithstanding anything to the contrary herein, no director, officer, trustee, or direct or indirect beneficial owner of Landlord or any parent or other affiliate of Landlord shall have any personal liability with respect to any provision of the this Lease, or any personal liability with respect to any provision of this Lease, or any obligation or liability arising hereunder or in connection herewith and none of their assets (other than their interest in the Property) shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claims. Tenant shall look solely to the equity of the then owner of the Property, which shall include the net proceeds of any insurance, condemnation, sale or refinancing proceeds received by Landlord with respect to the Building, (or if the interest of Landlord is a leasehold interest, Tenant shall look solely to such leasehold interest) for the satisfaction of any remedies of Tenant in the event of a breach by Landlord of any of its obligations. Such exculpation of liability shall be absolute and without any expectation whatsoever.
27. ATTORNEY’S FEES:
     If any action shall be instituted by either of the parties hereto for the enforcement or interpretation of any of its rights or remedies under this Lease, the prevailing party shall be entitled to recover from the losing party all costs incurred by the prevailing party in said action and any appeal there from, including reasonable attorneys’ fees to be fixed by the court therein. Said costs and attorneys’ fees shall be included as part of the judgment in any such action.
28. TELECOMMUNICATION.
     Tenant shall have the right to contract with its telecommunications provider and the Landlord shall not unreasonably restrict Tenant’s selection of the provider or charge Tenant any additional fee for access to the building’s telecommunications infrastructure. Telecommunications providers at Brickstone Square can offer the following: Verizon (can provide T-l’s, T-3’s, true redundancy, OC3C connection, Sonet Ring, ISDN, voice, data.
29. TENANT’S RIGHT OF FIRST REFUSAL
     If at any time during the Term of the Lease, Landlord receives any bona fide third party offer to lease any available space on the second floor of Building 200 (“ROFR Space”) which the Landlord is willing to accept (an “Offer”), Landlord agrees to give Tenant an opportunity (“Right(s) of First Refusal”) to lease the ROFR Space, provided the Tenant is not in Default at the time it elects to exercise any Right of First Refusal or at the time the ROFR Space would be added to the Premises. Tenant’s Right of First Refusal shall be subject and subordinate to any rights of tenants leasing space at the Project existing as of the execution date of this Agreement.
     If Landlord intends to accept an Offer to lease any ROFR Space to which Tenant’s Right of First Refusal is then applicable, Landlord shall deliver a copy of the Offer to Tenant, redacting the name of the prospective Tenant and any identifying information. Tenant’s Right of First

Refusal as to any Offer shall be deemed rejected if not exercised by notice from Tenant to Landlord (an “Exercise Notice”) given within two (2) business days after Tenant’s receipt of the subject Offer (the “Exercise Period”). If an Exercise Notice is given by Tenant within the Exercise Period, this Lease shall be amended such that the ROFR Space shall become part of the Premises under this Lease as of the date set forth in the Offer. Landlord and Tenant shall, within thirty (10) days after such Exercise Notice by Tenant, execute a lease amendment providing for the incorporation of the ROFR Space into the Premises on the terms set forth in the Offer. Should Tenant reject the Offer, Landlord shall be free to lease the ROFR Space to the prospective tenant on economic terms substantially similar to those provided on the offer and Tenant shall have no further rights with respect to such ROFR Space. If Tenant fails to lease the ROFR space to the prospective tenant or any other prospective tenant on economic terms substantially similar to those provided in the Offer within six months after the date Tenant rejects said Offer, then Landlord shall be required to submit any future offers to lease on the ROFR space to Tenant in accordance with the terms of this Section 27.
30. RENT INCREASE.
     The parties hereby agree that the Base Rent provided in Exhibit C attached hereto shall be increased by an amount equal to the out-of-pocket costs incurred by Landlord relating to the carpet cut-ins and accent painting (the “Upgrades”). Landlord shall determine the actual cost of the Upgrades and provide Tenant with written notice of such cost. Upon Tenant’s receipt of such notice, the Base Rent due under this Lease shall be increased by the amount of the Upgrades (not to exceed $20,000) amortized over the Term of the Lease. Within 30 days of Tenant’s receipt of such notice, Landlord and Tenant shall execute a Lease amendment which reflects the new Base Rent.
31. SIGNAGE.
     Tenant shall be responsible for all costs and expenses relating to any signage for the Premises (except the signage to be provided by Landlord under Section 11(e)).

     IN WITNESS HEREOF, intending to be legally bound, each party has executed this Lease as a sealed instrument as of the date first set forth above on the date specified below next to its signature.

“LANDLORD”

Executed: 8/22/05	ANDOVER MILLS LLC, a Delaware limited liability company

WITNESS:

/s/ Kenneth Friedman	By:	/s/ Chris McKenna
Name Printed: Kenneth Friedman, Esq	Name: Chris McKenna
Title: Authorized Signatory

“TENANT”
Executed: 8/5/05	PALM INC
WITNESS:

/s/ Ed Axelsen	By:	/s/ Andy Brown
Name Printed: Ed Axelsen	Name: Andy Brown
Director, Global Real Estate & Site Services	Title: SVP & CFO

EXHIBIT “A”
[SITE PLAN OF PROJECT TO BE ATTACHED, WITH PARKING]

EXHIBIT “B”
[FLOOR PLAN OF PREMISES TO BE ATTACHED]

EXHIBIT “C”

	Annual Base Rent Per
	Square Feet Of Agreed	Monthly Base
Lease Year	Rentable Area	Rent
1	$17.00 gross	$17,212.50
2	$17.50 gross	$17,718.75
3	$18.00 gross	$18,225.00
4	$18.50 gross	$18,731.25
5	$19.50 gross	$19,743.75
The above rent is the Annual Base Rent. In addition, the Tenant shall pay, as Additional Rent, the increase in operating expenses and taxes as provided in the lease as well as all electrical charges.

EXHIBIT D
RULES AND REGULATIONS
     1. Fire exits and stairways are for emergency use only, and they will not be used for any other purposes. Tenant will not encumber or obstruct, or permit the encumbrance or obstruction of or store or place any materials on any of the sidewalks, plazas, entrance, corridors, elevators, fire exits or stairways of the Project. The Landlord reserves the right to control and operate the public portions of the Project and the public facilities, as well as facilities furnished for the common use of the tenants, and access thereto, in such manner as it deems best.
     2. The cost of repairing any damage to the public portions of the Project or the public facilities or to any facilities used in common with other tenants caused by Tenant or its Affiliates will be paid by Tenant.
     3. Any person whose presence in the Project at any time will, in the reasonable judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Project or its tenants may be denied access to the Project or may be ejected therefrom. In case of invasion, war, terrorism, riot, public excitement or other commotion or incidence of force majeure, or if Landlord believes that such occurrences are imminent, Landlord may prevent or limit access to the Project or the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and/or the protection of property. Landlord will in no way be liable to any tenant for Liabilities arising therefrom or from the admission, exclusion or ejection of any person to or from Tenant’s premises or the Project.
     4. No awnings or other projections over or around the windows will be installed by Tenant and only such window blinds as are permitted by the Landlord will be used in Tenant’s premises.
     5. Hand trucks will not be used in any space, or in the public halls of the Building in the delivery or receipt of merchandise, except those equipped with rubber tires and side guards. Tenant will repair all damage to floors both in the Premises and the Common Area caused by its use of material-handling equipment and, if requested by Landlord, Tenant will install at its expense suitable floor covering to protect the floors and will remove such floor covering (and repair any damage caused by the removal) at its expense at the expiration or earlier termination of this Lease. All air compressors, electric motors and other machinery and equipment will be shock-mounted so as not to transmit vibrations.
     6. All entrance doors in Tenant’s premises will be kept locked when Tenant’s premises are not in use. Entrance doors will not be left open at any time. All windows in Tenant’s premises will be kept closed at all times and all blinds therein above the ground floor will be lowered when and as reasonably required because of the position of the sun, during the operation of the air conditioning system to cool or ventilate the tenant’s premises.
     7. Nothing will be done or permitted in Tenant’s premises which would impair or interfere with any of the Systems or Equipment or the proper and economic servicing of the Building or the Premises, or the use or enjoyment by any other tenant of any other premises, nor will there be installed by Tenant any Systems or Equipment or other equipment of any kind which, in Landlord’s reasonable judgment, could result in such impairment or interference. If necessary in Landlord’s reasonable judgment, Landlord may install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Tenant’s premises or other parts of the Project, and perform other work and alterations within the Tenant’s premises. Landlord will incur no Liabilities to Tenant or it’s Affiliates for any loss, theft, damage or destruction of any of property of Tenant or its Affiliates by any third party. No dangerous, inflammable, combustible or explosive object or material will be brought into the Building by Tenant or with the permission of Tenant.
     8. Whenever Tenant submits to Landlord any plan, agreement or other document for Landlord’s consent or approval, such tenant agrees to pay Landlord as additional rent, on demand, a processing fee in a sum equal to the reasonable fees of any architect, contractor, engineer and attorney employed by Landlord to review said plan, agreement or document. Within fifteen (15) days after Landlord’s request from time to time (but no more than once per year), Tenant will deliver to Landlord Tenant’s financial statements, including a balance sheet, and income statements.
     9. No acids, vapors hazardous or other materials will be discharged or permitted to be discharged into the waste lines, ducts, vents or flues which may damage them or any other portions of the Building or the Project. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises will not be used for any purpose other than the purpose for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances will be deposited therein. All damage resulting from any misuse of the fixtures will be borne by the tenant who, or whose servants, employees, agents, visitors or licensees will have caused the same.
     10. No signs, advertisements, notice or other lettering will be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside the premises or the Building without the prior written consent of Landlord. The Tenant will cause the exterior of any permitted sign to be kept clean, properly maintained and in good order and repair throughout the term of its lease. In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to Tenant. Landlord will have the right to prohibit any advertising by Tenant which impairs the reputation of the Building or the Project, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.
     11. Tenant’s employees will not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.
     12. If the premises become infested with vermin as opposed to the Project, Tenant, at its sole cost and expense, will cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and will employ such exterminators therefor as will be approved by Landlord.
     13. All movers used by Tenant will be appropriately licensed and will maintain adequate insurance coverage (proof of such coverage will be delivered to Landlord prior to movers providing service in and throughout the Building). Tenant will protect the premises and the rest of the Building from damage or soiling by Tenant’s movers and contractors and will pay for extra cleaning or replacement or repairs by reason of Tenant’s failure to do so.
     14. The premises will not be used for lodging or sleeping or for any immoral or illegal purposes.

EXHIBIT “E”
BANKRUPTCY PROVISIONS
     This Article is incorporated into the Lease as Article 23:
     23. BANKRUPTCY OR INSOLVENCY
     23.1 Tenant’s Interest Not Transferable. Neither Tenant’s interest in this Lease nor any estate hereby created in Tenant nor any interest herein or therein will pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code, 11 U.S.C. Section 101 et seg. (the “Bankruptcy Code”).
     23.2 Default and Termination. If:
     (a) Tenant or Tenant’s Guarantor, if any, or its executors, administrators, or assigns, will generally not pay its debts as they become due or will admit in writing its inability to pay its debts, or will make a general assignment for the benefit of creditors; or
     (b) Tenant or Tenant’s Guarantor, if any, will commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
     (c) Tenant or Tenant’s Guarantor, if any, will take any corporate, partnership or other action to authorize or in furtherance of any of the actions set forth above in subsection (a) or (b); or
     (d) Any case, proceeding or other action against Tenant or Tenant’s Guarantor, if any, will be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action: results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof; or remains un-dismissed for a period of forty-five (45) days, then it will be a default hereunder and this Lease and all rights of Tenant hereunder will automatically cease and terminate as if the date of such event were the original expiration date of this Lease and Tenant will vacate and surrender the Premises but will remain liable as herein provided.
     Any of the foregoing are sometimes called an “Event of Bankruptcy” under this Lease.
     23.3 Rights and Obligations under the Bankruptcy Code.
     (a) Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform all obligations of Tenant under this Lease, including, but not limited to, the covenants regarding the operations and uses of the Premises until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all base rent and other rent otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of a petition under any Chapter of the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors (any such rejection being deemed an automatic termination of this Lease); (iv) to give Landlord at least thirty (30) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days prior written notice of any abandonment of the Premises (any such abandonment being deemed a rejection and automatic termination of this Lease); (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.
     (b) No default under this Lease by Tenant, either prior to or subsequent to the filing of such petition, will be deemed to have been waived unless expressly done so in writing by Landlord.
     (c) Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (i) the cure of any monetary defaults and the reimbursement of pecuniary loss by the time of the entry of the order approving such assumption and/or assignment (pecuniary loss will include, without limitation, any attorneys’ fees and costs and expert witness fees incurred by Landlord in protecting its rights under this Lease, including representation of Landlord in any proceeding commenced under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtor); (ii) the deposit of an additional sum equal to three (3) months’ base rent; (iii) the use of the Premises only as set forth in this Lease; (iv) the reorganized debtor or assignee of such debtor in possession or of Tenant’s trustee demonstrates in writing that it has sufficient background including, but not limited to, substantial experience in operating businesses in the manner contemplated in this Lease and meet all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) meet all other criteria of 11 U.S.C. Section 365(b)(3); and (v) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (vi) the Premises at all times remains a single unit and no Alterations or physical changes of any kind may be made unless in compliance with the applicable provisions of this Lease.
     (d) Any person or entity to whom this Lease is assigned pursuant to the provisions of the Bankruptcy Code will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee will upon demand execute and deliver to Landlord an instrument confirming such assumption.
     23.4 Construction. The terms of this Article will be in addition to, but not exclusive of, any rights or remedies of Landlord in Article 22 and elsewhere in this Lease or otherwise available at law or in equity, and will not be deemed to limit Landlord, except as may be required by law.

EXHIBIT “F”
WORKLETTER
Palm, Inc.
200 BRICKSTONE SQUARE
Second FLOOR
ANDOVER, MASSACHUSETTS
LANDLORD/TENANT SPLIT OF WORKLETTER RESPONSIBILITIES FOR
Palm. Inc.
07/29/05
B.1.0-GENERAL
The Workletter is intended to show the division between the Landlord’s Work (the “Base Building” work described as follows) and the Tenant’s Work. The Tenant’s Work includes any work not described under the “Base Building” heading as follows, and any changes, additions or deletions to the Landlord’s work, requested by the Tenant. All descriptions of the split between the Landlord’s versus the Tenant’s responsibilities, with regard to HVAC, electrical, plumbing fire suppression and life safety are for the purposes of allocating costs and installation responsibilities. The Landlord will specify, purchase, install and balance (if applicable) all installations listed under the Base Building heading. In order to ensure a coordinated system, any remaining systems that are to be specified and installed by the Tenant must be approved by the Landlord, as must any modifications or additions to the Base Building systems. The Tenant is solely responsible for paying for and performing the Tenant’s Work. However, the Landlord reserves the right to install the Tenant’s Work (at the Tenant’s cost) if it connects to or affects the Landlord’s Work or any code-related or life safety-related work. The preparation of construction plans shall be deemed part of Landlord’s Work.
The Tenant may request that the Landlord contract for all or part of the Tenant’s work. If the Landlord agrees, this work will be deemed to be part of the Tenant’s Work, and not part of the Landlord’s Work, and will be done at the Tenant’s sole cost, risk and liability, and the Landlord will have no cost, risk or liability. The Landlord will not be required to advance any funds for the Tenant’s Work, and at the Landlord’s request, the Tenant will advance, or pay to the Landlord within seven (7) days after receipt of invoices from the Landlord, all costs (whether “hard” or “soft” costs) incurred or which may be due in connection with the Tenant’s Work, including without limitation, costs for permits, design, drawing, architectural, engineering and drafting services, contractor’s overhead and profit, labor, materials and ten percent (10%) for hard and soft costs to the Landlord for the Landlord’s supervision, coordination and involvement. The Tenant will indemnify and hold the Landlord harmless from all damages, claims and liabilities in connection with the Tenant’s Work.
The Landlord’s Work will be performed in accordance with the Tenant’s “space plan”, as prepared by McMahon Architects, which is entitled, Space Plan SK-03R, and dated July 7, 2005. A reduced photocopy of the Tenant’s “space plan” for the 200 BRICKSTONE SQUARE — 2nd Floor is included in this Workletter. Landlord shall use reasonable efforts to substantially complete Landlord’s Work within 14 weeks of the date which is the later of (i) Landlord’s receipt of the final space plan reviewed and approved by Tenant and signed by Ray Allison and (ii) the execution date of this Lease(“Landlord’s Anticipated Completion Date”), provided that Landlord’s work is not delayed by any act or omission by Tenant or any conditions outside of Landlord’s reasonable control. In the event that Landlord has not substantially completed Landlord’s Work by the Landlord’s Anticipated Completion Date, Tenant shall be entitled to one day of rental abatement for each day after the Landlord’s Anticipated Completion Date that Landlord fails to substantially complete Landlord’s Work, provided that Tenant shall receive no abatement if Landlord’s Work is delayed as a result of Tenant’s act or omission or due to conditions outside of Landlord’s reasonable control.
Landlord shall provide a warranty on the workmanship of Landlord’s Work for a period of one year commencing on the date Landlord substantially completes Landlord’s Work. Such warranty shall exclude any damage cause by Tenant’s negligence or misuse of the Premises.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
B.2.0 - SITE IMPROVEMENTS		B.2.0 - SITE IMPROVEMENTS

1.	Landlord will identify Tenant’s assigned/reserved parking spaces.	Not used.

2.	Landlord will display Tenant’s name on existing brick and stone exterior building identification directory monument.

B.3.0-STRUCTURE		B.3.0-STRUCTURE

No work required		1.	Tenant is responsible for any modifications to the Base Building structural system, as required by special equipment and/or floor loading, in excess of typical office floor loading.

B.4.0-DEMOLITION		B.4.0-DEMOLITION

1.	Landlord will prepare the Tenant’s space for the Landlords Work and for normal Tenant Fit-Up in accordance with the Tenant’s space plan.	Not used.

B.5.0 - BUILDING EXTERIOR		B.5.0 - BUILDING EXTERIOR

1.	Landlord will make provisions, as needed, to meet the requirements for mechanical exhaust, fresh air intakes and mechanical and/or electrical penetrations.	1.	Any provisions for Tenant requirements, such as through-wall and/or through-roof ventilation, exhaust or other items that will penetrate or affect the exterior facades and/or roof must be approved by the Landlord.

2.	Any penetrations related to the 3 supplemental HVAC Units to be installed by Landlord are included as part of Landlord’s work.

B.6.0 - HVAC (CENTRAL)		B.6.0 - HVAC (CENTRAL)

1.	All existing central equipment serving the Tenant, but not within the Tenant’s usable area, including existing:	Not used.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
	▪ Boiler, controls and associated circulating pumps in the ground floor Boiler Room.

	▪ Rooftop mounted cooling towers and circulating pumps in the ground floor Pump Room.

	▪ Controls associated with the operation of the central cooling towers and circulating pumps.

	▪ Piping risers and distribution piping for boilers and cooling towers.

	▪ Exhaust fans for ductwork for common area Toilet Rooms.

B.7.0 - HVAC (TENANT)		B.7.0 - HVAC (TENANT)

1.	HVAC system(s) in the Tenant area, as further defined as follows:	1.	All special Tenant HVAC equipment required for non-typical Tenant cooling loads, except as defined under Base Building.

	▪ Distribution ductwork, variable air volume boxes and diffusers, installed above Landlord provided suspended acoustical ceiling system.	2.	Any special Tenant-related systems or equipment, such as special controls, climate controls (humidification), etc.

	▪ HVAC controls in the Tenant area, as necessary for the Landlord provided system.

	▪ Plenum ceiling return air provisions.

	▪ Re-use existing Carrier variable air volume system with main ductwork. Unit provides AC and ventilation.

	▪ Design and construction of all Tenant areas (including Conference Rooms, Training Rooms and Kitchenettes) will comply with current applicable HVAC and Energy Codes.

2.	There are 3 supplemental HVAC Units described herein to be installed as part of Landlord’s work.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
B.7.0 HVAC NOTES		B.7.0 HVAC NOTES

1.	HVAC system(s) will be designed to meet the following criteria:	Not used.

▪ Cooling and ventilation capacity sufficient to meet accepted design standards for the following:

o A density of one (1) occupant per 125 gross usable square feet.

o Total Tenant electric loads of eight (6) watts per square foot for lighting and convenience power.

o One (1) thermostat control per approx. 800 sq. ft. of perimeter space and approx. 1500 sq. ft. of interior space. Additional if required by code.

▪ Comfort Conditions:

o Summer: Maintain indoor condition of 76 degrees Fahrenheit and 56% rh at 95 degrees Fahrenheit db/75 degrees Fahrenheit indoors.

o Winter: Maintain indoor temperature of 72 degrees Fahrenheit with a 10 degree Fahrenheit outdoor temperature.

2.	Landlord is to provide the basic HVAC distribution and control system(s) as required by the Tenant’s space plan.

B.8.0-ELECTRICAL		B.8.0-ELECTRICAL

1.	All central electrical equipment and distribution, including the following:	1.	All electrical provisions required to fit-up the Tenant area, other than provided by the Landlord as defined under Base Building.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
▪ 2,500 KVA pad-mounted exterior transformer.

▪ 480/270 volt service entrance.

▪ 4,000 amp main switchgear.

▪ 2,000 amp-volt four ($) wire electric bus-duct riser. (If applicable)

▪    200 amp bus-duct tap switch feeding 200 amp circuit breaker panel (3 phase) and a 120/208 volt step-down transformer for Tenant power, to be located in the Base Building Electric Closet, located on the Tenant’s floor.

▪ Provisions for the Tenant’s electrical meter, to be installed in the Electrical Closet by the Massachusetts Electric Company, at the request of the Tenant.

▪ Emergency power as necessary for emergency lighting systems and exit signage required by code, such as stairway and exit-way lighting and the emergency lighting within the Tenant’s space.

▪    Lighting and power as required for all central equipment rooms, elevators, main lobby(s), exterior lighting, typical floor elevator lobby(s), exit-ways, stairways, corridors, etc. These common areas will be metered and controlled from house electric meters and control panels respectively. All areas designed to code.

2.	The Landlord will assist the Tenant with ordering the required electric meter and electric service contract, for the Tenant’s space, with the Massachusetts Electric Company.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
3.	The Landlord will provide power for the Tenant supplied and installed systems furniture workstations. The tenant is responsible to connect the systems furniture workstations to the Landlord provided power supply locations.

4.	Lighting will consist of one (1) three (3) tube parabolic fluorescent light fixture for each 10 square feet of Tenant usable area or as required to obtain sufficient lighting for office use in accordance with electrical engineers design and Mass. Energy Code.

5.	All existing light fixtures, where they exist and unless otherwise noted, will be reused. All existing light fixtures that are to be reused will be cleaned will be re-lamped and will have ballasts replaced as required.

6.	New convenience receptacles will be provided at a rate of three (3) receptacles per typical office.

7.	Existing convenience receptacles, where they exist and unless otherwise noted, will be reused and re-circuited if required.

8.	Landlord is responsible to make arrangements with the Massachusetts Electric Company for an electric service contract for the Tenant’s space.

9.	Landlord shall provide the following minimum number of convenience outlets for each designated area: 3 for each office: 4 for each Kitchen/breakroom; 3 for copyroom: 12 for data center: and 6 for O/A Lab.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
B.9.0 - TELEPHONE AND DATA		B.9.0 - TELEPHONE AND DATA

1.	In new gypsum drywall partitions only, Landlord will provide raceways for the Tenant supplied and installed telephone and data systems. Raceways may be through the metal studs of the gypsum drywall partitions, or in conduit(s) as required, with junction boxes and/or plaster rings.	1.	Tenant is responsible for entire telephone system, other than that which is defined under Base Building, including distribution from existing telephone closet on the ground floor, and for all of the Tenant’s central and branch equipment, distribution panels, wiring, instruments, etc.

		2.	Tenant installed telephone, communications and data wiring shall be “plenum rated cable” when installed above the suspended acoustical ceiling system(s).

		3.	No telephone or date equipment shall be provided by Landlord.

B.10.0 - FIRE SUPPRESSION		B.10.0 - FIRE SUPPRESSION

1.	Existing central equipment, controls, piping, standpipe risers, hose valves, sprinkler distribution piping and sprinkler heads within Tenants premises.	Not used.

2.	Sprinkler heads in all building common areas, including all penthouses, mechanical rooms, electrical rooms, lobbies, corridors, toilet rooms, etc.

3.	Sprinkler heads in Tenant’s area will be installed in a regular grid configuration, located by installing straight vertical drops from the existing sprinkler “T“s.

4.	Sprinkler drops will be centered in the room and/or ceiling tile, as needed to provide code-required coverage. Landlord will coordinate sprinkler-piping drops to avoid interference with the lighting pattern, HVAC diffusers and ductwork and other ceiling mounted devices that are being provided by the Landlord.

B.11.0 - LIFE SAFETY SYSTEMS		B.11.0 - LIFE SAFETY SYSTEMS

1.	Landlord will provide all code required fire alarm systems and then-associated risers including the following:	Not used.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT

▪    Existing system consists of central enunciator, distribution and control panels for smoke and heat detection, alarms, sprinkler supervised valves, flow switches and voice communications. The system is connected to the Town of Andover “master box” alarm system.

▪ Installation of new devices including pull stations, smoke detectors and speaker/strobes within the Tenant space will be provided per code requirements.

B.12.0 - PLUMBING		B.12.0 - PLUMBING

1.	Landlord will provide toilet rooms, one (1) for each sex, on each floor within the building common areas.	Not used.

2.	Landlord will provide condensate drain lines for associated HVAC equipment.

3.	Landlord will provide plumbing for one (1) pantry kitchenette area within the Tenant premises.

B.13.0 - FLOORING		B.13.0 - FLOORING

1.	Landlord will provide direct glue-down carpet and/or sheet vinyl or vinyl composition file of comparable value, to be selected by Tenant. Carpet will have backing(s) and be installed over repaired existing floors in those areas requiring new finish flooring materials within Tenant’s premises. The Landlord allowance for floor covering(s) is $20.00 per square yard, including freight, taxes and installation.	Not used.

2.	Landlord will provide carpet base for all partitions and columns in areas to receive new carpet floor finishes and 4” vinyl or VCT. The carpet and/or vinyl base is in addition to the above-mentioned floor covering allowance.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
B.14.0 - CEILINGS		B.14.0 - CEILINGS

1.	Landlord will provide building standard suspended acoustical tile ceilings for the areas requiring ceilings within the Tenant’s demised premises. Ceilings shall have 15-16” ceiling grid with “Armstrong Second Look” ceiling tiles.	Not used.

B.15.0 - WALLS AND PARTITIONS		B.15.0 - WALLS AND PARTITIONS

1.	Landlord will construct all non-removable walls/partitions within the Tenant’s premises as required by the Tenant’s space plan.	Not used.

2.	New Tenant demising walls and interior walls/partitions will be taped, spackled and painted with one (1) primer coat and two (2) finish coats of the building standard paint.

3.	Existing walls/partitions to remain will be repaired as required and painted with two (2) finish coats of the building standard paint.

4.	Demising walls, both new and existing, will be full height and extend from the existing floor to the under-side of the structural floor and/or roof above, and will bne insulated with sound attenuation blanket insulation.

5.	New interior walls/partitions within the Tenant’s premises, unless specified otherwise, will extend from the existing floor to 6” above the Tenant’s suspended acoustical tile ceiling.

6.	Landlord will give Tenant a reasonable opportunity to consult on finishes and colors and to make selections within the building standard finishes.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
B.16.0 - DOORS		B.16.0 - DOORS

1.	Landlord will furnish and install all main building entry and exit doors, building perimeter doors, all core doors and doors to all mechanical and electrical areas.	1.	Tenant is responsible for all special doors other than those defined under Base Building.

2.	Landlord will furnish and install building standard suite entry door system(s) and/or building standard egress door system(s), consisting of: 3’ - 0” x 7’ -0” solid core maple or oak veneer door(s) within matching wood trim including building standard hardware. Suite entry system(s) may also include glass sidelight(s) within frame with matching wood trim. Suite entry door system(s) and egress door system(s) will be installed in accordance with the Tenant’s space plan.

B.17.0 - SPECIALTIES		B.17.0 - SPECIALTIES

1.	Landlord will furnish and install core area signage on all floors.	1.	Tenant is responsible for all Tenant specific identification signs, directories, etc. within the Tenant’s demised premise.

2.	At the Tenant’s main suite entry, Landlord will furnish and install building standard signage, bearing the Tenant’s name and suite number.

B.18.0 - SPECIAL CONSTRUCTION		B.18.0 - SPECIAL CONSTRUCTION

1.	Landlord will provide a directory in the main lobby of the building that will list the Tenant’s name and location within the building.	1.	Tenant is responsible for all costs associated with the installation of furniture for the premises including any systems furniture and workstations.

2.	Landlord will furnish and install building standard vertical blinds for all exterior windows within the Tenant’s demised premises. Where blinds exist, they will be reused, cleaned and repaired as required.	2.	Landlord will provide construction schedule at the start of construction with updates if needed during construction to inform Tenant of dates when furniture installation will be required to be completed in order to avoid any Tenant delays.

EXHIBIT “F” — WORKLETTER
PalmOne
BUILDING 200, FLOOR Two
7/29/05

LANDLORD/BASE BUILDING		TENANT
3.	Landlord will electro statically paint existing hot water fin-tube baseboard heat covers to match existing color, if required.

4.	Landlord will furnish and install 2’ -0” x 7’ -0” glass sidelights within painted hollow metal frames at the offices/rooms in the locations and quantities shown on the Tenant’s space plan.

5.	Landlord will furnish and install on (1) fire extinguisher within a recessed cabinet for each 3,000 rentable square feet of the Tenant’s premises. Additional extinguishers provided if required by Andover Fire Department or applicable codes.

6.	Breakroom to have doors and closers, PL counter w/PL closed storage above and below w/adjustable shelves, sink. =w/H&C water and copper line to refrigerator and coffee maker, dishwasher and sufficient electric to appliances.

7.	Reception area to have built-in reception desk per plan, drywall ceiling, recessed downlights, vinyl wall covering and stone-tile flooring and base.

8.	Data Center to have 2x2 ton wall mounted supplemental HVAC units and supplemental electrical service. QA to have 2 ton wall unit.

9.	Plastic laminate base cabinets, counter and shelving in Central Services per Final Construction Documents.

10.	Two recessed motorized video screens: one each in the large and medium conference Conference Rooms.

ELEC ROOM

PROGRAM:
- (1) RECEPTION AREA
- (1) COAT CLOSET
- (1) LARGE CONFERENCE ROOM
- (1) MEDIUM CONFERENCE ROOM
- (2) SMALL CONFERENCE ROOMS
- (1) BREAKROOM /KITCHENETTE
- (1) DATA CENTER
- (1) CENTRAL SERVICES ROOM
- (1) ENGINEERING LAB
- (1) QA LAB

- (3) PRIVATE OFFICES
- (56) 8'x8' WORKSTATIONS

FINISHES/SPECIALTIES:
- GWB CLG W/DECORATIVE LIGHTING IN RECEPTION
- CUSTOM SIGNAGE IN RECEPTION
- SIDELIGHTS AT OFFICES AND CONFERENCE ROOMS
- CLG MOUNTED MOTORIZED SCREEN AND PROJECTORS AT LARGE AND MEDIUM CONF RMS
- P.LAM COUNTER, BASE AND UPPER CABINETS AT BREAKROOM
- P.LAM COUNTER AND BASE CABS WITH OPEN SHELVING ABOVE AT CENTRAL SERVICES
- (2-3) CARPETS - PATTERN CUT-IN ALONG CIRCULATION PATH
- (2-3) ACCENT PAINT COLORS
- SUPPLEMENTAL COOLING REQUIRED AT DATA CENTER, QA AND ENGINEERING LABS

01 JUNE 05
NTS
JBP

MCMAHON ARCHITECTS, INC.
535 ALBANY STREET
BOSTON, MA 02118
P 617.482.5303

JOB TITLE:
PalmOne
200 BRICKSTONE, 2ND FLOOR
DRAWING TITLE:
FITPLAN-03 (Revised)

DWG. NO.
SK-03R
07 JULY 05
00-00-00

EXHIBIT “G”
JANITORIAL SCHEDULE
Premises
Daily
1.	All desks and other furniture; will be dusted with specialty treated dust cloths.

2.	All window sills, chair rails, baseboards, moldings, partitions, and picture frames fewer than six feat in height will be hand dusted and wiped dean,

3.	All floors will be dust mopped with specially treated dust mops.

4.	All bright metal work will be maintained and kept in a clean, polished condition

5.	All drinking fountains will be thoroughly cleaned and sanitized.

6.	All stairways will be swept with a chemically treated dust mop and wet mopped as needed.

7.	Replacement of light bulbs as needed.

8.	All elevators will be wet mopped, on coat of finish applied to floor and machine buffed. If floors are carpeted, carpet will be vacuumed nightly. Interior of cabs will be wiped clean and all metal hardware polished.

9.	Empty, clean and dust all wastepaper baskets, ash trays, receptacles, etc.

10.	Remove trash and wastepaper to designated areas.

11.	Carpeting and rugs to be vacuum cleaned nightly.

12.	All tile floors in all areas will maintain a satin finish. Trafficked areas to receive regularly programmed floor maintenance to insure luster and remove black marks and scuffs.
Lavatories
13.	Floors to be swept and washed, using antiseptic liquid detergent.

14.	Bowls, urinals and basins will be cleaned nightly. A safe antiseptic and deodorant bowl cleaner will be used.

15.	All metal and mirrors will be cleaned and polished.

16.	Fill and maintain mechanical operations of all tissue, towel, soap and sanitary napkin dispensers. Materials to be supplied from contractor’s stock.

17.	Remove wastepaper and refuse.
Weekly
1.	Spot clean all interior partition glass as required.

2.	Remove fingerprints, smudges and scuff marks from all vertical and horizontal surfaces (doors, walls, and sills) under six feet in height.

3.	Wash and refinish resilient floors in public areas, strip, wash and polish as needed,

4.	Clean all elevator cabs and door tracks.
Monthly
1.	Polish and buff (no wax) resilient floors in tenant areas as needed.

2.	Dust all louvers, grills and other than flush light surfaces
Quarterly
1.	Dust clean all vertical surfaces; such as, walls, partitions, doors, etc. not reached in nightly cleaning.

2.	Dust and wipe clean venetian blinds.
Every Four (4) Months
1.	Wax and buff all resilient flooring in tenant areas, or as needed. Floors shall be stripped, re-waxed and buffed when required. Unusual traffic conditions will receive special attention.

2,	Wash windows, inside and outside.
Every Six (6) Months
1.	Dust and damp wipe all ceiling vents.

EXHIBIT B-1
Transferred Personal Property
Palm/Sige Sublease Furniture Inventory — Exhibit B-1

Please Refer to the Attached Plan for all the following information:
Cube 42:	1 chair	1 handset
Cube 43:	1 chair	1 handset
Cube 44:	1 chair	1 handset
Cube 45:	1 chair	1 handset
Cube 46:	1 chair	1 handset
Cube 47:	1 chair	1 handset
Cube 48:	1 chair	1 handset
Cube 49:	1 chair	1 handset
Cube 50:	1 chair	NO handset
Cube 51:	1 chair	1 handset
Cube 52:	1 chair	1 handset
Cube 53:	1 chair	1 handset
Cube 54:	1 chair	1 handset
Cube 55:	1 chair	1 handset
Cube 56:	1 chair	NO handset
Cube 57:	1 chair	NO handset

EXHIBIT B-2
Leased Personal Property
Palm/ Sige Sublease Furniture Inventory — Exhibit B-2

Please Refer to the Attached Plan for all the following information:
Cube 1:	1 chair	NO handset
Cube 2:	1 chair	NO handset
Cube 3:	1 chair	NO handset
Cube 4:	1 chair	1 handset
Cube 5:	1 chair	1 handset
Cube 6:	1 chair	1 handset
Cube 7:	1 chair	1 handset
Cube 8:	1 chair	1 handset
Cube 9:	1 chair	1 handset
Cube 10:	1 chair	1 handset
Cube 11:	1 chair	1 handset
Cube 12:	1 chair	1 handset
Cube 13:	1 chair	1 handset
Cube 14:	1 chair	1 handset
Cube 15:	1 chair	1 handset
Cube 16:	1 chair	1 handset
Cube 17:	1 chair	1 handset
Cube 18:	1 chair	1 handset
Cube 19:	1 chair	1 handset
Cube 20:	1 chair	1 handset
Cube 21:	1 chair	1 handset
Cube 22:	1 chair	NO handset
Cube 23:	1 chair	NO handset
Cube 24:	1 chair	NO handset
Cube 25:	1 chair	1 handset
Cube 26:	1 chair	1 handset
Cube 27:	1 chair	1 handset
Cube 28:	1 chair	1 handset
Cube 29:	1 chair	1 handset
Cube 30:	1 chair	1 handset
Cube 31:	1 chair	1 handset
Cube 32:	1 chair	1 handset
Cube 33:	1 chair	1 handset
Cube 34:	1 chair	1 handset
Cube 35:	1 chair	1 handset
Cube 36:	1 chair	1 handset
Cube 37:	1 chair	NO handset
Cube 38:	1 chair	NO handset
Cube 39:	1 chair	NO handset
Cube 40:	1 chair	1 handset
Cube 41:	1 chair	1 handset
See attachment #2 for further detail on below:
Office 1:	1 chair	1 handset	1 full desk, 1 wood markerboard
Office 2:	4 chairs	1 handset	1 round table (48”)
Office 3:	8 chairs	1 handset	1 8’ conference table
Office 4:	8 chairs	1 handset	1 8’ conference table
Office 5:	1 chair	1 handset	1 full desk
Office 6:	16 chairs	1 handset	1 16’ conference table
Office 7:	4 chairs	1 handset	1 round table (48”), 1 storage wardrobe
Office 8:	1 chair	1 handset	1 full desk, 1 storage cabinet/lateral file
Office 9:	1 chair	1 handset	1 full desk
Office 10:	3 chairs	NO handset
Office 11:	NO chairs	NO handset	1 full desk
Kitchen:	20 chairs	1 handset	4 tables
Reception:	1 chair	1 handset	1 full desk, 42” round table, 2 lounge chairs,
1 lateral storage file
Miscellaneous Equipment:
Throughout Premises:
2 Linksys Routers
4 Dell printers
1 Imagistics printer
In server room/office 11:
1 UPS system
3 Wright line racks
2 Panduit racks
2 Cellular Specialties boxes
1 Metal storage/lateral file
In Kitchen:
3 Microwaves
2 Refrigerators
1 Espresso machine
1 Coffee machine
Audio Visual Equipment in Office 6:
1 LCD Projector
1 Projection screen
1 S-VHS video deck
1 DVD player
1 MediaLink switcher/amplifier
1 MediaLink control panel
1 A/V wood equipment cabinet
1 50” Plasma flat screen
1 Video conferencing system
6 JBL ceiling speakers

EXHIBIT C
Form of Letter of Credit
[Date]
IRREVOCABLE STANDBY LETTER OF CREDIT NO.                     .
DATE:                                         , 2001
BENEFICIARY:
XXXXX
XXXXX
XXXXX
APPLICANT:
AMOUNT: US$000,000.00 (                                         AND XX/100 U.S. DOLLARS)
EXPIRATION DATE:                                         , 2001
LOCATION: AT OUR COUNTERS IN
DEAR SIR/MADAM:
     WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                      IN YOUR FAVOR FOR ACCOUNT OF                                          AVAILABLE ON A BANKING DAY SUCH DRAWING IS MADE, BY YOUR DRAFTS DRAWN ON US AT SIGHT AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:
1.	THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2.	A SWORN DECLARATION SIGNED BY AN AUTHORIZED OFFICER OF THE BENEFICIARY, IN THE FORM ATTACHED HERETO AS “EXHIBIT A”.
PARTIAL DRAWS ARE ALLOWED.
THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

“BANKING DAY” MEANS ANY DAY OTHER THAN A SATURDAY, SUNDAY, OR A DAY ON WHICH COMMERCIAL BANKING INSTITUTIONS ARE REQUIRED OR AUTHORIZED TO CLOSE IN MASSACHUSETTS.
THIS LETTER OF CREDIT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AN AMENDMENT FOR A ONE (1) YEAR PERIOD BEGINNING ON THE PRESENT EXPIRATION DATE HEREOF [INSERT DATE], AND UPON EACH ANNIVERSARY OF SUCH DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY SUCH EXPIRATION DATE WE HAVE SENT YOU WRITTEN NOTICE BY COURIER SERVICE OR OVERNIGHT MAIL AT THE ADDRESS INDICATED ABOVE THAT WE ELECT NOT TO PERMIT THIS LETTER OF CREDIT TO BE SO EXTENDED BEYOND ITS THEN CURRENT EXPIRATION DATE.
THIS LETTER OF CREDIT SHALL FINALLY EXPIRE ON [INSERT DATE] IF IT HAS NOT PREVIOUSLY EXPIRED IN ACCORDANCE WITH THE PRECEDING SENTENCE.
     THE DATE THIS LETTER OF CREDIT EXPIRES IN ACCORDANCE WITH THE ABOVE PROVISION IS THE “FINAL EXPIRY DATE”. UPON THE OCCURRENCE OF THE FINAL EXPIRY DATE THIS LETTER OF CREDIT SHALL FULLY AND FINALLY EXPIRE AND NO PRESENTATIONS MADE UNDER THIS LETTER OF CREDIT AFTER SUCH DATE WILL BE HONORED.
     THIS LETTER OF CREDIT WILL TERMINATE ON THE EARLIER OF (I) PAYMENT TO YOU OF UP TO USD000,000.000 (                     AND XX/100 U.S. DOLLARS) PURSUANT TO THE SWORN DECLARATION, AND (II) IN THE EVENT THAT YOU HAVE NOT SUBMITTED THE SWORN DECLARATION PRIOR TO THE EXPIRATION DATE STATED ABOVE, ON SUCH EXPIRATION DATE. THIS LETTER OF CREDIT SHALL BE PROMPTLY SURRENDERED BY YOU TO US ON SUCH EXPIRATION DATE.
     IF AT ANY TIME PRIOR TO PRESENTATION OF DOCUMENTS FOR PAYMENT HEREUNDER, WE RECEIVE A NOTARIZED CERTIFICATE SIGNED BY ONE WHO PURPORTS TO BE A DULY AUTHORIZED ON YOUR BEHALF TO EXECUTE AND DELIVER SUCH CERTIFICATE, STATING THIS LETTER OF CREDIT HAS BEEN LOST, STOLEN, DAMAGED OR DESTROYED, WE WILL, UPON RECEIPT OF AN INDEMNITY AGREEMENT FROM YOU IN FORM AND SUBSTANCE SATISFACTORY TO US, MAIL YOU A “CERTIFIED TRUE COPY” OF THE LETTER OF CREDIT.
     THIS LETTER OF CREDIT MAY ONLY BE TRANSFERRED IN ITS ENTIRETY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT B” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY, TOGETHER WITH THE PAYMENT OF OUR TRANSFER FEE OF USD500.00.
     DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

     ALL BANKING CHARGES UNDER THIS LETTER OF CREDIT, INCLUDING ANY AND ALL TRANSFER FEES, ARE FOR THE ACCOUNT OF THE APPLICANT.
     DOCUMENTS MUST BE FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO:                                                               .
     WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.
     THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500. THIS LETTER OF CREDIT SHALL BE DEEMED TO BE SUBJECT TO THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL, TO THE EXTENT NOT INCONSISTENT WITH THE UCP NO. 500 BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

“EXHIBIT A”
TO LETTER OF CREDIT
SWORN DECLARATION
STATE OF
COUNTY OF
     THE UNDERSIGNED, BEING THE DULY ELECTED AND QUALIFIED (DULY APPOINTED REPRESENTATIVE OF) [LANDLORD] OR BEING THE SUCCESSOR HOLDERS OF THE LEASE AND SUCCESSOR BENEFICIARIES OF THE LETTER OF CREDIT BY TRANSFER, DOES HEREBY SWEAR UNDER PENALTIES OF PERJURY THAT AS OF THE DATE HEREOF:
     [INSERT ONE OF THE FOLLOWING PARAGRAPHS:
                     HAS FAILED TO PAY WHEN DUE THE FULL AMOUNT OF RENT OR HAS OTHERWISE DEFAULTED ON A CERTAIN LEASE DATED                     , ___ BY AND BETWEEN [LANDLORD] AND                      (THE “LEASE”) UNDER WHICH LEASE USD                      (                                         AND XX/100 U.S. DOLLARS) IS NOW DUE AND OWING, AND [LANDLORD] IS ENTITLED TO THE FUNDS REPRESENTED BY IRREVOCABLE LETTER OF CREDIT NUMBER                      ISSUED BY                                          BANK (THE “LETTER OF CREDIT”) AND IS THEREFORE ENTITLED TO DRAW DOWN THE AMOUNT OF USD                      (                     AND XX/100 U.S. DOLLARS) OF THE LETTER OF CREDIT.
OR
                                         BANK HAS NOTIFIED THE UNDERSIGNED THAT THE IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER                      ISSUED BY                      BANK (THE “LETTER OF CREDIT”) WILL NOT BE EXTENDED AND WILL EXPIRE ON THE THEN CURRENT FINAL EXPIRY DATE AS DESCRIBED IN THE LETTER OF CREDIT. THE UNDERSIGNED HAS NOT RECEIVED A REPLACEMENT IRREVOCABLE STANDBY LETTER OF CREDIT SUBSTANTIALLY IN THE FORM ATTACHED TO A CERTAIN LEASE DATED                     , ___BY AND BETWEEN [LANDLORD] AND                                          CORPORATION (THE “LEASE”). THEREFORE, THE UNDERSIGNED IS ENTITLED TO DRAW DOWN THE ENTIRE FUNDS REPRESENTED BY THE LETTER OF CREDIT IN THE AMOUNT OF USD                      (                                         AND XX/100 U.S. DOLLARS).]

     EFFECTIVE THIS ___ DAY OF                     , ___.

[LANDLORD]

BY:

ITS:

DULY AUTHORIZED
SWORN TO THIS                      DAY OF                     , ___.

NOTARY PUBLIC

EXHIBIT “D”
FORM BILL OF SALE AND ASSIGNMENT
     This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”), dated as of                     , from PALM, INC., a Delaware corporation with an address of 950 W. Maude Avenue, Sunnyvale, CA 94085-2801 (the “Transferor”), to SiGe Semiconductor (U.S.) Corp., a Delaware corporation with an address of 100-1050 Morrison Dr., Ottawa, Ontario, Canada, K2H 8K7 (the “Transferee”).
REFERENCE INFORMATION
A. The Transferor wishes to sell, transfer, convey, assign and deliver to the Transferee, and the Transferee has agreed to acquire and accept, all of the Transferor’s right, title and interest in and to the assets, claims, rights and interests of any and every kind or character, tangible and intangible, personal and mixed, as list on attached Schedule One (the “Personal Property”);
B. Transferee and the Transferor shall have entered into a Sublease (the “Sublease”) in respect to Premises that are subject to a certain Lease dated August 22, 2005 between Transferor, as “Tenant,” and Transwestern Brickstone Square, L.L.C., a Delaware limited liability company (as successor to Andover Mills LLC, a Delaware limited liability company) as “Landlord” (“Prime Landlord”), (the “Prime Lease”), for certain premises consisting of approximately 12,150 rentable square feet of space on the second floor within the building known as 200 Brickstone Square, Andover, Massachusetts.
THEREFORE, in consideration of One Dollar ($1.00), and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged:
     (1) Subject to applicable conditions precedent in the Sublease, the Transferor hereby sells, transfers, conveys, assigns and delivers to the Transferee all of its right, title and interest in and to the Personal Property “as-is and where-is” with no representation or warranty as to condition or serviceability;
     TO HAVE AND TO HOLD, the Personal Properly unto the Transferee, and its successors and assigns, for its or their use forever.
     (2) The Transferor agrees that, at the cost and expense of Transferee, it will execute and deliver any further assignments, instruments of transfer or bills of sale, and take all such actions, that may reasonably be deemed necessary by the Transferee in order fully to vest in the Transferee title to the Personal Property hereby intended to be transferred.
     (3) This Bill of Sale may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the Transferor, with the written consent of the Transferee.

     (4) Each and every covenant, agreement, warrant and understanding of the Transferor in this Bill of Sale shall be binding upon the Transferor and its successors and assigns, and shall inure to the benefit of the Transferee, and its successors and assigns, whether expressly stated herein or not.
     (5) This Bill of Sale shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of choice of law principles.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Transferor has caused this Bill of Sale to be executed by an officer duly authorized, on and as of the day and year first above written.

[TRANSFEROR]

By:

Name:

Title:

ACKNOWLEDGED AND AGREED AS STATED ABOVE:
[TRANSFEREE]

By:
Name:

Title:

SCHEDULE ONE
[List Personal Property]